UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material under §240.14a-12

ELECTRONICS FOR IMAGING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ELECTRONICS FOR IMAGING, INC.

6750 Dumbarton Circle

Fremont, California 94555

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 13, 2015

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), will be held on May 13, 2015 at 8:00 a.m., Pacific Time, at the Company’s corporate headquarters, 6750 Dumbarton Circle, Fremont, California 94555 for the following purposes:

1.	To elect six (6) directors to hold office until the next annual meeting or until their successors are duly elected and qualified.

2.	To approve a non-binding advisory proposal on executive compensation.

3.	To ratify the appointment of the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2015.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has approved the proposals described in the Proxy Statement and recommends that you vote “FOR” the election of all nominees for director in Proposal 1 and “FOR” Proposals 2 and 3.

Only stockholders of record at the close of business on April 6, 2015 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to submit your proxy electronically, by telephone or by marking, signing, dating and returning the enclosed proxy for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

Sincerely,

/s/ ALEX GRAB
Alex Grab Secretary

Fremont, California

April 10, 2015

YOUR VOTE IS IMPORTANT.

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING,

YOU ARE REQUESTED TO SUBMIT YOUR PROXY ELECTRONICALLY OR BY TELEPHONE,

AS DESCRIBED UNDER “SUBMISSION OF PROXIES; INTERNET AND TELEPHONE VOTING”

IN THE ATTACHED PROXY STATEMENT, OR

COMPLETE, SIGN AND DATE THE ENCLOSED PROXY

AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

ELECTRONICS FOR IMAGING, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

May 13, 2015

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on May 13, 2015 at 8:00 a.m., Pacific Time (the “Annual Meeting”), or at any adjournment or postponement thereof. The Annual Meeting will be held at the Company’s corporate headquarters, 6750 Dumbarton Circle, Fremont, California 94555. The Company intends to mail this Proxy Statement and accompanying proxy card on or about April 10, 2015 to stockholders entitled to vote at the Annual Meeting.

At the Annual Meeting, the stockholders of the Company will be asked: (1) to elect six (6) directors to hold office until the next annual meeting or until their successors are duly elected and qualified; (2) to provide a non-binding advisory vote to approve the Company’s executive compensation program; (3) to ratify the appointment of the Company’s independent registered public accounting firm for the Company for the fiscal year ending December 31, 2015; and (4) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof. All proxies that are properly completed, signed and returned to the Company or properly submitted electronically or by telephone prior to the Annual Meeting will be voted.

Voting Rights and Outstanding Shares

Only stockholders of record at the close of business on April 6, 2015 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, the Company had outstanding and entitled to vote 46,946,280 shares of common stock. The holders of a majority of the shares outstanding and entitled to vote at the Annual Meeting constitute a quorum. Therefore, the Company will need at least 23,473,141 shares entitled to vote present in person, by telephone or by proxy at the Annual Meeting for a quorum to exist. Each holder of record of common stock on the Record Date will be entitled to one vote per share on all matters to be voted upon by the stockholders. There is no cumulative voting for the election of directors.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, withheld votes and broker non-votes. Abstentions, withheld votes and broker non-votes are counted as present for purposes of establishing a quorum for the transaction of business at the Annual Meeting. Abstentions represent a stockholder’s affirmative choice to decline to vote on a proposal. Broker non-votes occur when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular matter because such broker, bank or other nominee does not have discretionary authority to vote on that matter and has not received voting instructions from the beneficial owner. Brokers, banks and other nominees typically do not have discretionary authority to vote on non-routine matters. Under the rules of the New York Stock Exchange (the “NYSE”), as amended (the “NYSE Rules”), which apply to all NYSE-licensed brokers, brokers have discretionary authority to vote on routine matters when they have not received timely voting instructions from the beneficial owner.

Stockholders’ choices for Proposal One (election of directors) are limited to “for” and “withhold.” A plurality of the shares of common stock voting in person or by proxy is required to elect each of the six (6) nominees for director under Proposal One. A plurality means that the six (6) nominees receiving the largest number of votes cast (votes “for”) will be elected. Because the election of directors under Proposal One is considered to be a non-routine matter under the NYSE Rules, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal One, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Abstentions and broker non-votes will have no effect on the outcome of Proposal One because the election of directors is based on the votes actually cast. Withheld votes will be considered for purposes of the Company’s “majority withheld vote” policy as set forth in the Company’s Board of Directors Guidelines (the “Board of Directors Guidelines”). The Board of Directors Guidelines can be found at the Company’s website at www.efi.com.

The affirmative vote of a majority of shares entitled to vote that are present in person or by proxy is required to approve Proposal Two (advisory vote on executive compensation). Because the vote under Proposal Two is considered to be a non-routine matter under the NYSE Rules, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal Two brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Abstentions will have the same effect as negative votes on this proposal because they represent votes that are present, but not cast. Although broker non-votes are considered present for quorum purposes, they are not considered entitled to vote, and so have no effect on the outcome of Proposal Two.

The affirmative vote of a majority of shares entitled to vote that are present in person or by proxy is required to ratify the selection of the independent registered public accounting firm for the fiscal year ending December 31, 2015 under Proposal Three (ratification of appointment of auditors). Abstentions will have the same effect as negative votes on this proposal because they represent votes that are present, but not cast. Proposal Three is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal Three, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors.

Please be advised that Proposal Two (advisory vote on executive compensation) and Proposal Three (ratification of appointment of auditors) are advisory only and not binding on the Company. Our Board of Directors will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders.

Adjournment of Meeting

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of shares entitled to vote present in person or by proxy at the Annual Meeting.

Submission of Proxies; Internet and Telephone Voting

If you hold shares as a registered stockholder in your own name, you should complete, sign and date the enclosed proxy card as promptly as possible and return it using the enclosed envelope. If your completed proxy card is received prior to or at the Annual Meeting, your shares will be voted in accordance with your voting instructions. If you sign and return your proxy card but do not give voting instructions, your shares will be voted FOR (1) the election of the Company’s six (6) nominees as directors; (2) the advisory vote on executive compensation; (3) the ratification of the appointment of the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2015; and (4) as the proxy holders deem advisable, in their discretion, on other matters that may properly come before the Annual Meeting. If you hold shares through a bank or brokerage firm, the bank or brokerage firm will provide you with separate voting instructions on a form you will receive from them. Many such firms make telephone or internet voting available, but the specific processes available will depend on those firms’ individual arrangements.

Solicitation

The cost of preparing, assembling, printing and mailing the Proxy Statement, the Notice of Annual Meeting and the enclosed proxy, as well as the cost of soliciting proxies relating to the Company’s proposals for the

Annual Meeting, will be borne by the Company. The Company will request banks, brokers, dealers and voting trustees or other nominees to solicit their customers who are beneficial owners of shares listed of record in names of nominees and will reimburse such nominees for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of proxies by mail may be supplemented by telephone, facsimile, telegram, email and personal solicitation by directors, officers and regular employees of the Company or, at the Company’s request, a proxy solicitation firm. No additional compensation will be paid to directors, officers or other regular employees of the Company for such services, but a proxy solicitation firm will be paid a customary fee if it renders solicitation services.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at the Company’s principal executive office, 6750 Dumbarton Circle, Fremont, California 94555, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Stockholder Proposals To Be Presented at Next Annual Meeting

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s annual meeting of stockholders to be held in 2016, pursuant to Securities and Exchange Commission (the “SEC”) Rule 14a-8, is currently expected to be December 13, 2015. The Company’s amended and restated bylaws (the “Bylaws”) also establish a deadline with respect to discretionary voting for submission of stockholder proposals that are not intended to be included in the Company’s proxy statement. For nominations of persons for election to the Board of Directors and other business to be properly brought before the 2016 annual meeting by a stockholder, notice must be delivered to or mailed and received at the principal executive offices of the Company not earlier than the close of business on January 14, 2016 and not later than the close of business on February 12, 2016 (the “Discretionary Vote Deadline”). These deadlines are subject to change if the date of the 2016 annual meeting is more than 30 calendar days before or more than 60 calendar days after the date of the Annual Meeting. If a stockholder gives notice of such proposal after the Discretionary Vote Deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote the shares they represent as the Board of Directors may recommend, which may include a vote against the stockholder proposal when and if the proposal is raised at the Company’s 2016 annual meeting.

Additional Copies

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Annual Report”) will be mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Except to the extent expressly incorporated by reference into this Proxy Statement, the Annual Report does not constitute, and should not be considered, a part of this proxy solicitation material.

If you would like a copy of the Annual Report, the Company will provide one to you free of charge upon your written request to Investor Relations at Electronics For Imaging, Inc., 6750 Dumbarton Circle, Fremont, California 94555.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 13, 2015: The Company’s Proxy Statement dated APRIL [10], 2015 and Annual Report are available electronically at http://ir.efi.com/proxy.cfm.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

There are six (6) nominees for election at the Annual Meeting. Each nominee currently serves as a director and, was elected by stockholders at the 2014 annual meeting. Votes cannot be cast, whether in person or by proxy, for more individuals than the six (6) nominees named in this Proxy Statement. Following the Annual Meeting, the Board of Directors will consist of six (6) members. Although fewer nominees are named than the number fixed by the Bylaws, proxies cannot be voted for a greater number of persons than the number of nominees named. The Board may elect additional members in the future in accordance with the Bylaws.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six (6) nominees named below. In the event that any Board of Director’s nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors by the present Board of Directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible. Each person has been recommended for nomination by the Nominating and Governance Committee of the Board of Directors and has been nominated by the Board of Directors for election. Each person nominated for election has agreed to serve, and the Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next annual meeting of stockholders or until his successor has been duly elected and qualified, or until such director’s earlier death, resignation or removal.

As set forth in the Company’s Board of Directors Guidelines and the Nominating and Governance Committee Charter, the Company has a majority voting policy for the election of directors in an uncontested election. Pursuant to this policy, in the event that a nominee for director in an uncontested election receives more “withheld” votes for his or her election than “for” votes, the director must submit a resignation to the Board of Directors. The Nominating and Governance Committee of the Board of Directors will evaluate and make a recommendation to the Board of Directors with respect to the offered resignation. The Board of Directors will take action on the recommendation within 90 days following certification of the stockholder vote. No director who tenders a resignation may participate in the Nominating and Governance Committee’s or the Board of Directors’ consideration of the matter. The Company will publicly disclose the Board of Directors’ decision including, as applicable, the reasons for rejecting a resignation.

The names of the nominees, each of whom is currently a director of the Company elected by the stockholders or appointed by the Board of Directors, and certain information about them as of April 6, 2015 are set forth below.

Name of Nominee and Principal Occupation	Age	Director Since
Eric Brown(3)	49	2011
Chief Financial Officer & Chief Operating Officer, Tanium, Inc.
Gill Cogan(1)(2)	63	1992
Founding Partner, Opus Capital Ventures LLC
Guy Gecht	49	2000
Chief Executive Officer and President of the Company
Thomas Georgens(3)	55	2008
Chairman of the Board of Directors & Chief Executive Officer, NetApp, Inc.
Richard A. Kashnow(2)(3)	73	2008
Consultant, Self-Employed
Dan Maydan(1)(2) Retired	79	1996

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Governance Committee.
(3)	Member of the Audit Committee.

Mr. Brown has served as a director of the Company since April 7, 2011. Mr. Brown is Chief Financial Officer and Chief Operating Officer of Tanium Inc, an enterprise software company. Previously, Mr. Brown served as Chief Operating Officer, Chief Financial Officer, and Executive Vice President of Polycom, Inc. from February 2012 to March 2014. Prior to that Mr. Brown served as Executive Vice President, Chief Financial Officer of Electronic Arts, Inc., an interactive entertainment software company, from April 2008 to February 2012. From January 2005 until March 2008, Mr. Brown worked at McAfee, Inc., a security technology company, serving as Chief Operating Officer and Chief Financial Officer from March 2006 until March 2008 and as Vice President and Chief Financial Officer from January 2005 until March 2006. Mr. Brown was the President and Chief Financial Officer of MicroStrategy Incorporated, a business intelligence software provider, from 2000 until 2004. From 1998 to 2000, Mr. Brown worked at Electronic Arts as Vice President and Chief Operating Officer of Electronic Arts Redwood Shores (California) studio division. From 1995 to 1998, Mr. Brown was co-founder and Chief Financial Officer of Datasage, Inc., a Boston-based enterprise technology company. Mr. Brown received a B.S. in Chemistry from the Massachusetts Institute of Technology and a M.B.A from the MIT Sloan School of Management. Mr. Brown’s experience with the oversight of worldwide business and finance operations with responsibility for public company financial reporting, balance sheet management, audit, and tax matters provides the Board of Directors with a broad range of expertise on various operational and financial issues facing a global organization.

Mr. Cogan has served as a director of the Company since 1992 and as Chairman of the Board of Directors since June 28, 2007. Mr. Cogan is a founding Partner of Opus Capital Ventures LLC, a venture capital firm established in 2005. Previously, he was the Managing Partner of Lightspeed Venture Partners, a venture capital firm, from 2000 to 2005. From 1991 until 2000, Mr. Cogan was Managing General Partner of Weiss, Peck & Greer Venture Partners, L.P., a venture capital firm. From 1986 to 1990, Mr. Cogan was a partner of Adler & Company, a venture capital group handling technology-related investments. From 1983 to 1985, he was Chairman and Chief Executive Officer of Formtek, Inc., an imaging and data management computer company, whose products were based upon technology developed at Carnegie-Mellon University. Mr. Cogan is currently a director of several privately held companies. Mr. Cogan holds an M.B.A. from the University of California at Los Angeles. Mr. Cogan’s experience in venture capital firms brings him extensive knowledge of technology companies that is valuable to the Board of Directors’ discussions of the Company’s technology-related investments.

Mr. Gecht was appointed Chief Executive Officer of the Company on January 1, 2000 and was also appointed President of the Company on May 11, 2012, a position he previously held from July 1999 to January 2000. From January 1999 to July 1999, he was Vice President and General Manager of Fiery products of the Company. From October 1995 through January 1999, he served as Director of Software Engineering. Prior to joining the Company, Mr. Gecht was Director of Engineering at Interro Systems, Inc., a technology company, from 1993 to 1995. From 1991 to 1993, he served as Software Manager of ASP Computer Products, a networking company, and from 1990 to 1991 he served as Manager of Networking Systems for Apple Israel, a technology company. From 1985 to 1990, he served as an officer in the Israeli Defense Forces, managing an engineering development team, and later was an acting manager of one of the IDF high-tech departments. Mr. Gecht currently serves as a member of the board of directors, audit committee and compensation committee of Check Point Software Technologies Ltd., a global information technology security company. Mr. Gecht holds a B.S. in Computer Science and Mathematics from Ben Gurion University in Israel. Mr. Gecht’s different previous roles within the Company, along with his experience as the Company’s Chief Executive Officer for over fifteen (15) years, give him unique insights into the Company’s challenges, opportunities and operations.

Mr. Georgens has served as a director of the Company since 2008. Mr. Georgens is currently Chief Executive Officer and Chairman of the Board of Directors of NetApp, Inc., a provider of data management solutions. Previously, from August 2009 until April 2014, Mr. Georgens served as Chief Executive Officer, President and Director of NetApp. Prior to becoming its Chief Executive Officer, from February 2008 to August 2009, Mr. Georgens was President and Chief Operating Officer of NetApp, Inc. From January 2007 to January 2008, Mr. Georgens was Executive Vice President, Product Operations and from October 2005 to January 2007, he was Executive Vice President and General Manager of Enterprise Storage Systems for NetApp, Inc. From 1996 to 2005, Mr. Georgens served LSI Logic and its subsidiaries, including Engenio, in various capacities, including as President, Chief Executive Officer, Vice President and General Manager, and Director. Prior to working with LSI Logic and its subsidiaries, Mr. Georgens spent 11 years at EMC Corporation in a variety of engineering and marketing positions. Mr. Georgens currently serves as a director of Autodesk, Inc. Mr. Georgens graduated from Rensselaer Polytechnic Institute with B.S. and M.Eng. degrees in Computer and Systems Engineering, and also holds an M.B.A. from Babson College. Mr. Georgens’s current role of Chief Executive Officer of a NASDAQ-100 company brings to the Board of Directors the perspective of a leader facing similar current economic, social and governance issues. In addition, his role provides Mr. Georgens with insight in the preparation and review of financial statements of a public company.

Mr. Kashnow has served as a director of the Company since 2008. Since 2003, Mr. Kashnow has been self-employed as a consultant. From 1999 until 2003, Mr. Kashnow served as President of Tyco Ventures, the venture capital unit he established for Tyco International, Inc., a diversified manufacturing and services company. From 1995 to 1999, he served as Chairman, Chief Executive Officer, and President of Raychem Corporation, a global technology materials company. He started his career as a physicist at General Electric’s Corporate Research and Development Center in 1970. During his seventeen years with General Electric, he progressed through a series of technical and general management assignments. He served in the U.S. Army between 1968 and 1970 and completed his active duty tour as a captain. Until December 2012, Mr. Kashnow served on the board of directors of Ariba, Inc., which was a public company providing on-demand spend management solutions prior to its acquisition by SAP AG in October 2012. Until March 2008, he served as Chairman of ActivIdentity, a public software security company. Until September 2007, he also served as Chairman of Komag, Inc., a public data storage media company, which was acquired at that time by Western Digital Corporation. Until September 2006, he served on the board of directors of Parkervision, Inc., a radio frequency technology company, and as Chairman of its Compensation Committee. Mr. Kashnow received a Ph.D. in Physics from Tufts University in 1968 and a B.S. in Physics from Worcester Polytechnic Institute in 1963. Mr. Kashnow’s experience in supervising a principal financial officer as the former Chief Executive Officer of Raychem Corporation provides the Board of Directors with a perspective of an executive involved in the preparation and review of financial statements of a public company.

Dr. Maydan has served as a director of the Company since 1996. Dr. Maydan was President of Applied Materials Inc., a semiconductor manufacturing equipment company, from January 1994 to April 2003 and a member of that company’s board of directors from June 1992 to October 2005. From March 1990 to January 1994, Dr. Maydan served as Applied Materials’ Executive Vice President, with responsibility for all product lines and new product development. Before joining Applied Materials in September 1980, Dr. Maydan spent thirteen years managing new technology development at Bell Laboratories during which time he pioneered laser recording of data on thin-metal films and made significant advances in photolithography and vapor deposition technology for semiconductor manufacturing. In 1998, Dr. Maydan was elected to the National Academy of Engineering. He served on the board of directors of Infinera Corporation, a digital optical communications company and currently serves on the boards of directors of privately held companies. Dr. Maydan received his B.S. and M.S. degrees in Electrical Engineering from Technion, the Israel Institute of Technology, and his Ph.D. in Physics from Edinburgh University in Scotland. Dr. Maydan’s broad experience in technology, innovation, marketing and operations provides the Board of Directors with a global perspective on the issues faced by manufacturing and technology companies.

Vote Required

Subject to the “majority withheld votes” policy in the Board of Directors Guidelines, directors are elected if they receive a plurality of the votes present in person or represented by proxy at the Annual Meeting. Accordingly, the six (6) nominees receiving the largest number of votes cast (votes “for”) will be elected.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote “FOR” the election of all six (6) nominees listed above. Proxies received by the Company will be voted “FOR” the election of all nominees listed above unless the stockholder specifies otherwise in the proxy.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Meetings of Board of Directors and Committees

The Board of Directors of the Company held a total of eight (8) meetings in 2014. The Board of Directors has established the following committees, among others, to assist the Board of Directors in discharging its duties: (i) an Audit Committee, (ii) a Compensation Committee and (iii) a Nominating and Governance Committee (collectively, the “Board Committees”). Current copies of the charters for the Board Committees can be found on the Company’s website at www.efi.com. Each director attended 75% or more of the total number of meetings of the Board of Directors and of the Board Committees upon which such director served during 2014.

Audit Committee

The Audit Committee currently consists of Directors Brown (Chairman), Georgens and Kashnow. The Audit Committee held nine (9) meetings in 2014. The Audit Committee oversees the accounting and financial reporting processes of the Company, the audits of the financial statements of the Company, assists the Board of Directors in oversight and monitoring of the integrity of the Company’s financial statements, the Company’s compliance with certain legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, and the Company’s systems of internal controls. The Audit Committee also approves the engagement of and the services to be performed by the Company’s independent auditors. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules (the “NASDAQ Rules”) and also meet the additional criteria for independence of Audit Committee members set forth in Section 10A(m) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as defined by the SEC.

The Audit Committee oversees the Company’s Ethics Program, which presently includes, among other things, the Company’s Code of Business Conduct and Ethics, the Company’s Code of Ethics for the Management Team, the Company’s Code of Ethics for the Accounting and Finance Team and the Company’s Code of Ethics for the Sales Team (collectively, the “Codes”), an internal audit function responsible for receiving and investigating complaints, a 24-hour global toll-free hotline and an internal website whereby employees can anonymously submit complaints via email. The Company’s Codes can be found on the Company’s website at www.efi.com . As further set forth below, the Audit Committee also oversees the Company’s risk assessment function.

We intend to disclose any amendment to the Codes, or waiver from, certain provisions of the Codes as applicable for our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, by posting such information on our website, at the address specified above.

Compensation Committee

The Compensation Committee currently consists of Directors Cogan (Chairman) and Maydan. The Compensation Committee held seven (7) meetings in 2014. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Rules and also meet the additional criteria for independence of Compensation Committee members set forth in Rule 5605(d)(2) of the NASDAQ Rules. The Compensation Committee reviews and approves the Company’s executive compensation policy, administers the Company’s stock plans and considers compensation consultant, counsel and other adviser conflict of interest. The Compensation Committee also reviews the Compensation Discussion and Analysis contained in the Company’s proxy statements and prepares and approves the Compensation Committee Report for inclusion in the Company’s proxy statements.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Directors Cogan, Kashnow (Chairman) and Maydan. The Nominating and Governance Committee held one (1) meeting in 2014. The Board of Directors has determined that all members of the Nominating and Governance Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Rules. The Nominating and Governance Committee develops and recommends governance principles, recommends director nominees to the Board of Directors and considers the resignation offers of any nominee for director, in accordance with its Charter and the Company’s Board of Directors Guidelines.

Pursuant to our Board of Directors Guidelines and the charter of the Nominating and Governance Committee, the Nominating and Governance Committee oversees an annual evaluation of the performance of the Board and each of its committees. The evaluation process is designed to facilitate ongoing, systematic examination of the Board’s effectiveness and accountability, and to identify opportunities to improve its operations and procedures. In 2014, the Board completed an evaluation process focusing on the effectiveness of the performance of the Board as a whole. Each standing committee conducted a separate evaluation of its own performance and of the adequacy of its charter and reported to the Board on the results of its evaluation.

Consideration of Director Nominees

Stockholder Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board of Directors as described below under “Identifying and Evaluating Nominees for Directors.” Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.”

Stockholders may recommend individuals for consideration by submitting the materials set forth below to the Company addressed to the Nominating and Governance Committee at the Company’s corporate headquarters. To be timely, the written materials must be submitted within the time provided by the advance notice provisions in the Bylaws in order to be included in the Company’s proxy statement for the subject annual meeting.

The written materials must include: (1) the name(s) and address(es) of the stockholder(s) providing the notice, as they appear in the Company’s books, and of the other Proposing Persons (as defined below), (2) any Disclosable Interests (as defined in the Bylaws) of the stockholder(s) providing the notice (or, if different, the beneficial owner on whose behalf such notice is given) and/or each other Proposing Person, (3) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice if such proposed nominee were a Proposing Person, (4) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 under the Exchange Act and the rules and regulations thereunder, (5) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder providing the notice (or, if different, the beneficial owner on whose behalf such notice is given) and/or any Proposing Person, on the one hand, and each proposed nominee, his or her respective affiliates and associates and any other persons with whom such proposed nominee (or any of his or her respective affiliates and associates) is Acting in Concert (as defined below), on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder or beneficial owner, as applicable, and/or such Proposing Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, and (6) such other information (including one or more accurately completed and executed questionnaires and executed and delivered agreements) as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee.

For purposes of the information required to be disclosed in the written materials described above, the term “Proposing Person” means (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner, if different, on whose behalf the nomination proposed to be made at the meeting is made, (iii) any affiliate or associate of such beneficial owner (as such terms are defined in Rule 12b-2 under the Exchange Act) and (iv) any other person with whom such stockholder or such beneficial owner (or any of their respective affiliates or associates) is Acting in Concert.

A person shall be deemed to be “Acting in Concert” with another person for purposes of the information required to be disclosed in the written materials described above if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Company in parallel with, such other person where (i) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making process and (ii) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided , that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies from such other person in connection with a public proxy solicitation pursuant to, and in accordance with, the Exchange Act. A person who is Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also acting in concert with such other person.

Any director nominations proposed by stockholders for consideration by the Nominating and Governance Committee should be addressed to:

Electronics For Imaging, Inc.

Attention: Nominating and Governance Committee

c/o Alex Grab

6750 Dumbarton Circle

Fremont, CA 94555

Director Qualifications

The Nominating and Governance Committee has established the following minimum criteria for evaluating prospective Board of Director candidates:

•	Reputation for integrity, strong moral character and adherence to high ethical standards.

•	Holds or has held a generally recognized position of leadership in the community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment.

•	Demonstrated business acumen and experience, and ability to exercise sound business judgment and common sense in matters that relate to the current and long-term objectives of the Company.

•	Ability to read and understand basic financial statements and other financial information pertaining to the Company.

•	Commitment to understand the Company and its business, industry and strategic objectives.

•

Commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and stockholders, the number of other company boards on which the candidate serves and the ability to generally fulfill all responsibilities as a director of the Company.

•	Willingness to represent and act in the interests of all stockholders of the Company rather than the interests of a particular group.

•	Good health and ability to serve.

•

For prospective non-employee directors, independence under applicable standards of the SEC and the NASDAQ Rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

•	Willingness to accept the nomination to serve as a director of the Company.

Other Factors for Potential Consideration

The Nominating and Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	Whether the prospective nominee will foster a diversity of skills and experiences.

•

Whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an “audit committee financial expert” under applicable rules of the SEC and the NASDAQ Rules.

•	Composition of the Board of Directors and whether the prospective nominee will add to or complement the Board of Director’s existing strengths.

The Nominating and Governance Committee does not have a formal policy with respect to diversity; however, the Board of Directors and the Nominating and Governance Committee believe that it is essential that our directors represent diverse viewpoints, skills, education and professional experience. In considering candidates for the Board of Directors, the Nominating and Governance Committee considers the entirety of each candidate’s credentials in the context of these standards.

All of our directors bring to the Board of Directors executive leadership experience derived from their service as executives and, in most cases, chief executive officers of large corporations. As a group, they bring extensive board experience and several decades of diverse and extensive business and technical experience. The process undertaken by the Nominating and Governance Committee in identifying and evaluating qualified director candidates is described below. Certain individual qualifications and skills of our directors that contribute to the Board of Directors’ effectiveness as a whole are described above, under each director’s biographical information.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee initiates the process by preparing a slate of potential candidates who, based on their biographical information and other information available to the Nominating and Governance Committee, appear to meet the criteria specified above and/or who have specific qualities, skills or experience being sought, based on input from the full Board of Directors.

•	Outside Advisors. The Nominating and Governance Committee may engage a third party search firm or other advisors to assist in identifying prospective nominees.

•	Nomination of Incumbent Directors. The re-nomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria set forth above.

For incumbent directors standing for re-election, the Nominating and Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation and overall contribution to the Company, the number of other company boards on which the individual serves, composition of the Board of Directors at that time and any changed circumstances affecting the individual director which may bear on his or her ability to continue to serve on the Board of Directors.

•

Management Directors.     The number of officers or employees of the Company serving at any time on the Board of Directors should be limited such that, at all times, a majority of the directors is “independent” under applicable standards of the SEC and the NASDAQ Rules.

After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the Nominating and Governance Committee and by the Company’s Chief Executive Officer. Upon completion of the above procedures, the Nominating and Governance Committee will determine the list of potential candidates to be recommended to the full Board of Directors for nomination at an annual meeting or appointment to the Board of Directors between annual meetings. The Board of Directors will select the slate of nominees only from candidates identified, screened and approved by the Nominating and Governance Committee.

In accordance with the Company’s “majority withheld vote” policy, the Nominating and Governance Committee will also consider the resignation offer of any nominee for director who, in an uncontested election, receives a greater number of votes “withheld” from his or her election than votes “for” such election, and recommend to the Board of Directors the action it deems appropriate to be taken with respect to such offered resignation.

DIRECTOR COMPENSATION

FISCAL 2014 DIRECTOR COMPENSATION

The compensation paid by the Company to non-employee directors, for the fiscal year ended December 31, 2014 is summarized as follows:

Name(1) (a)	Fees earned or paid in cash (b)	Stock awards (2)(3) (c)		Option awards (2)(4) (d)	Non-equity incentive plan compensation (e)	Change in pension value and nonqualified deferred compensation earnings (f)	All other compensation (g)	Total (h)
Eric Brown	$63,500	$293,150		$—	$—	$—	$—	$356,650
Gill Cogan	58,000	322,663	(5)	—	—	—	—	380,658
Thomas Georgens	53,500	293,150		—	—	—	—	346,650
Richard Kashnow	62,500	293,150		—	—	—	—	355,650
Dan Maydan	53,000	293,150		—	—	—	—	346,150

(1)	Guy Gecht, the Company’s Chief Executive Officer and President is not included in this table as he is an employee of the Company, and thus he received no compensation for his services as director. The compensation received by Mr. Gecht is shown in the Summary Compensation Table for 2014 on page 43 of this Proxy Statement.
(2)	The amounts reported in the Stock Awards and Option Awards column represents the aggregate grant date fair value determined in accordance with Financial Accounting Standards Board Accounting Standard Codification (“ASC”) 718, Stock Compensation, of equity-based awards granted to non-employee directors during 2014. See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014 regarding assumptions underlying the valuation of equity awards.
(3)	At December 31, 2014, the aggregate number of restricted stock units outstanding for each non-employee director was as follows:

Name	Total (#)
Eric Brown	9,500
Gill Cogan	11,774
Thomas Georgens	11,000
Richard Kashnow	11,000
Dan Maydan	11,000

(4)	At December 31, 2014, the aggregate number of option awards outstanding for each non-employee director was as follows:

Name	Vested (#)	Unvested (#)	Total (#)
Eric Brown	55,625	9,375	65,000
Gill Cogan	87,500	12,500	100,000
Thomas Georgens	127,500	12,500	140,000
Richard Kashnow	87,500	12,500	100,000
Dan Maydan	37,500	12,500	50,000

(5)	Includes the annual Board of Directors Chair retainer paid in the form of an RSU grant issued to Mr. Cogan.

Director Compensation Program

The compensation of non-employee directors is determined by the Board of Directors. Employee members of the Board of Directors currently receive cash and equity compensation in connection with their employment with the Company and do not receive any additional compensation for service on the Board of Directors.

Cash Compensation.     Non-employee directors receive cash compensation in the form of annual retainers and attendance fees per meeting of the Board of Directors and the Board Committees. In addition, the chairpersons of the Board of Directors and the Board Committees receive a chairperson premium, as set forth below:

	Annual Retainer			Meeting Fees
	Chairperson		Member	In Person	Telephone
Board of Directors	$	*	$25,000	$2,000	$1,000
Audit Committee		10,000	10,000	1,000	500
Compensation Committee		5,000	5,000	1,000	500
Nominating and Governance Committee		5,000	5,000	1,000	500

*	Annual Board of Directors chair retainer is paid annually in the form of an RSU grant on the first trading day of the year calculated as $30,000 divided by the closing stock price on the trading day preceding the annual grant date. This RSU grant will vest in one installment on the first anniversary of the grant date, subject to the director’s continued service through the vesting date.

The Company reimburses each non-employee director for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and of the Board Committees, subject to the director’s continued service through the vesting date.

Equity Compensation.     Equity awards may be granted to the non-employee directors under the Company’s stock incentive plans from time to time. Each non-employee director received an equity award grant of 6,500 RSUs during 2014. These RSUs vest in one installment on the first anniversary of the grant date.

CERTAIN RELATIONSHIPS, RELATED PARTY TRANSACTIONS, DIRECTOR INDEPENDENCE, LEADERSHIP STRUCTURE AND RISK OVERSIGHT

Indemnification of Officers and Directors

As permitted under Delaware law, and pursuant to the Bylaws, the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) and the indemnification agreements that the Company has entered into with its current and former executive officers, directors, and general counsel, the Company is required, subject to certain limited qualifications, to indemnify its executive officers, directors and general counsel for certain events or occurrences while the executive officer, director or general counsel is or was serving in such capacity at the Company’s request. The indemnification period covers all pertinent events and occurrences during the executive officer’s, director’s, or general counsel’s lifetime. The maximum potential amount of future payments the Company may be obligated to make under these indemnification agreements is unlimited; however, the Company has director and officer insurance coverage that limits its exposure and may enable the Company to recover a portion of any future amounts paid.

Related Party Transactions

The Audit Committee was responsible for reviewing and approving in advance any proposed related party transactions as defined under Item 404 of Regulation S-K during 2014. The obligation of the Audit Committee to review and approve in advance any proposed related party transaction is set forth in writing in the Charter of the

Audit Committee. Further, the Company’s Code of Business Conduct and Ethics provides that the nature of all related party transactions must be fully disclosed to the Chief Financial Officer, and, if determined to be material by the Chief Financial Officer, the Audit Committee must review and approve in writing in advance such related party transactions.

The Company has previously entered into employment agreements with its named executive officers. These agreements are described below under “Employment Agreements.”

There were no other related party transactions as defined under Item 404 of Regulation S-K during 2014.

Director Independence

The Board of Directors has determined that each of the non-employee directors is independent and that each director who serves on each of its Board Committees is independent, as the term is defined by the applicable rules of the SEC and the NASDAQ Rules.

Leadership Structure

Effective June 2007, the Board of Directors separated the roles of Chief Executive Officer and Chairman of the Board. The Board of Directors believes that the designation of an independent Chairman of the Board facilitates processes and controls that support a strong and independently functioning Board of Directors and further strengthens the effectiveness of the Board of Directors’ decision-making and appropriate monitoring of both compliance and performance. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board presides at all meetings of the stockholders and the Board of Directors at which he or she is present; establishes the agenda for each Board of Directors meeting; sets a schedule of an annual agenda, to the extent foreseeable; calls and prepares the agenda for and presides over separate sessions of the independent directors; acts as a liaison between the independent directors and the Company’s management and performs such other powers and duties as may from time to time be assigned to him by the Board of Directors or as may be prescribed by the Company’s bylaws. The independent Chairman of the Board is designated by the Board of Directors. Mr. Cogan has served as our Chairman of the Board since June 2007. Because Mr. Cogan meets the criteria for independence established by NASDAQ, he also presides over separate meetings for the independent directors. The Board of Directors regularly observes such independent directors separate meeting time. The Board of Directors will review from time to time the appropriateness of its leadership structure and implement any changes at it may deem necessary.

Risk Oversight

On behalf of the Board of Directors, the Audit Committee plays a key role in the oversight of the Company’s risk management function performed by independent Business Risk Services (“BRS”), under the leadership of a BRS director (the “BRS Director”). BRS is an independent assessment function, responsible for advising management and the Board of Directors, through its Audit Committee, on the Company’s system of internal controls and management of business risks. BRS assists management and the Audit Committee in fulfilling their control responsibilities by providing regular reports, based on BRS’ reviews, that address: (i) compliance with laws, regulations, and internal policies and procedures; (ii) reliability of financial reporting; and (iii) efficiency and effectiveness of operations. BRS fulfills its objectives by providing analyses, assessments, recommendations, advice, and information to the management or the Audit Committee, as the case may be.

Each year, BRS develops an annual project plan based on assessed business risks and aligned with the Company’s control objectives. BRS fulfills its responsibilities according to such annual project plan approved by the Audit Committee and reports on the results in the implementation of the plan at the meetings of the Audit Committee. Certain risks or policies are also discussed by the Board of Directors. While compensated by the Company, the BRS Director reports directly to the Chairman of the Company’s Audit Committee.

Stock Ownership

In February 2011, the Board of Directors adopted a stock ownership policy for the Company’s directors. The policy was adopted to further align the interests of our stockholders and directors. According to the policy, included in the Board of Directors’ Guidelines, directors are required to hold at least 10,000 shares of the Company’s common stock within three years of first becoming a director, and continue holding such required minimum as long as they continue serving as directors. In determining whether the stock ownership requirements are met, the Board of Directors shall take into account a director’s beneficial ownership, including shares of common stock held by the director, shares of common stock held in trust for the benefit of the director or his or her immediate family members, vested or unvested restricted stock and vested or unvested restricted stock units. The Nominating and Governance Committee may extend in its discretion the deadline for attainment of such stock ownership level. As of April 6, 2015, all of our directors have met the stock ownership requirement .

COMMUNICATION WITH THE BOARD OF DIRECTORS

Pursuant to the process established by the Board of Directors, stockholders who wish to communicate with any member (or all members) of the Board of Directors should send such communications via regular mail addressed to the Company’s Secretary, at Electronics For Imaging, Inc., 6750 Dumbarton Circle, Fremont, California 94555. The Secretary will review each such communication and forward it to the appropriate member or members of the Board of Directors as he deems appropriate.

The Company encourages its directors to attend the Annual Meeting. Five directors attended the Company’s last annual meeting.

PROPOSAL TWO

NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and as set forth in this proxy statement (including the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented and dynamic team of executives. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of its stockholders.

The Compensation Discussion and Analysis, beginning on page 26 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2014 in more detail. Highlights of the program include the following:

•

Our executive compensation program is designed to pay for performance. For 2014, the vast majority of the target total direct compensation for our named executive officers was in the form of incentive compensation with approximately 91% of the target total direct compensation for Mr. Gecht and approximately 88% for Mr. Olin being in the form of incentive compensation tied to the achievement of specific financial performance goals and/or the level of our stock price. For Mr. Reeder, 95% of the target total direct compensation was in the form of incentive compensation. For these purposes, “total direct compensation” consists of the executive’s base salary, target annual incentive award (excluding the “accelerator” bonus opportunity described below) and long-term equity awards based on the grant date fair value of the award as determined under the accounting principles used in the Company’s financial reporting.

•

Executive compensation is allocated among base salaries and short and long-term incentive compensation. The base salaries are fixed in order to provide the executives with a stable cash income, which allows them to focus on the Company’s issues and objectives as a whole, while the short and long-term incentive compensation are designed to both reward executives for the Company’s overall performance and align the executives’ interests with those of our stockholders. Mr. Gecht recommended, and the Compensation Committee approved, that his base salary would not be increased for 2014. The base salaries of Messrs. Olin and Reeder were established under their employment agreements entered into in January 2014.

•

Our executive annual performance-based bonus program is intended to encourage our named executive officers to focus on specific short-term goals important to our success, and which correlate to the long-term goals and strategy of the Company. Our named executive officers’ annual bonus awards are determined based on objective, financial performance criteria. The awards payable under our annual bonus program are subject to a maximum payout.

•

Awards under the fiscal year 2014 bonus program consisted of restricted stock unit awards and an “accelerator” bonus opportunity for exceptional performance. On-target bonus amounts were made in the form of performance-based restricted stock unit awards that help further align named executive officers’ interests with those of our stockholders because the ultimate value of the awards is tied to the Company’s stock price. Each executive could also earn an additional “accelerator” bonus under the program if the Company’s performance exceeded certain targets established in the Company’s 2014 operating plan approved by the Board of Directors. The “accelerator” bonus was a cash opportunity; however, the executives requested, and the Compensation Committee approved, that the accelerator bonus awarded for 2014 would be paid out in Company stock to further align the executives’ interests with those of our stockholders. The performance measures used to determine the payment of awards to our named executive officers are Company-wide measures only, designed to encourage our named executive officers to make decisions that are in the best long-term interests of the Company and our stockholders.

•

As described in more detail below, the Compensation Committee determined that the Company’s performance during 2014 exceeded the target levels for vesting of the restricted stock unit awards granted under the 2014 bonus program and therefore the restricted stock units vested in full. Performance was less than the level that would trigger maximum payout of the accelerator bonus opportunities so consistent with our pay-for-performance philosophy, only a portion of the accelerator bonus component vested and was paid out in Company stock.

•

Annual equity awards to our named executive officers under our long-term equity incentive program in 2014 consisted of approximately two-thirds performance-based restricted stock units and approximately one-third time-based restricted stock units. The value of restricted stock units is tied directly to our stock price to help further align our executives’ interests with those of our stockholders. The performance awards granted under our long-term equity program generally vest based on the achievement of Company-wide revenue and non-GAAP operating income targets for three four-quarter periods prior to December 31, 2017, in addition to continued employment requirements. For a portion of Mr. Gecht’s performance grant, vesting of the award is tied to achievement of specified revenue and non-GAAP earnings per share targets over a period of four consecutive quarters in addition to continued employment requirements. These awards are intended to both provide a retention incentive and enhance executives’ focus on specific financial goals considered important to the Company’s long-term growth. Time-based grants under the program provide an additional retention incentive for our executives as they are subject to three-year vesting schedules. Because these time-based and performance-based awards will generally remain outstanding for a period of years, they help ensure that executives always have significant value tied to delivering long-term stockholder value.

•

The Compensation Committee also approved grants of performance-based and time-based restricted stock units to Messrs. Olin and Reeder in January 2014 in connection with their appointments as Chief Operating Officer and Chief Financial Officer, respectively, and a grant of performance-based restricted stock units to Messrs. Gecht and Olin in May 2014. Each of these performance grants is tied to achievement of pre-established financial or stock price targets within a specified time period to provide further performance incentives for our executives.

•

The Company has no tax gross up provisions in its agreements with its executive officers. In January 2014, the Company entered into a new employment agreement with Mr. Gecht to eliminate his right under his prior employment agreement to be reimbursed by the Company for any tax liability imposed under Section 409A of the U.S. Internal Revenue Code and to update his agreement to be on the same form as the Company’s other agreements with its other executive officers.

•

In August 2014, the Board adopted a new clawback policy, which provides that the Company may recover performance-based compensation paid to executive officers in connection with a restatement of the Company’s financial results, and new stock ownership guidelines, which provide that the Company’s chief executive officer should own Company shares with a value of at least five times his base salary.

•	As of April 6, 2015, Mr. Gecht owned approximately 1.1% of the Company’s outstanding common stock, which the Company believes significantly aligns his interests with the stockholders’ interests.

The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its financial performance. In 2014, the Company achieved record revenue, growing to approximately $790 million, which represented an increase of approximately $62 million or 9% growth over the prior year. In addition, the Company’s stock price increased from $38.73 at the end of 2013 to $42.83 at the end of 2014.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, our Board of Directors will request your advisory vote to approve the following resolution at the Annual Meeting:

RESOLVED , that the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables) is hereby approved.

Vote Required

The approval of the executive compensation requires the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote thereon, at the Annual Meeting. As an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote “FOR” approval of the executive compensation.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Stockholder ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 is not required by law, by the NASDAQ Rules, or by the Certificate of Incorporation or Bylaws. However, the Board of Directors is submitting the selection of Deloitte to the Company’s stockholders for ratification as a matter of good corporate governance and practice. If the stockholders fail to ratify the appointment, the Board of Directors will reconsider whether to retain that firm. Even if the selection is ratified, the Company may appoint a different independent registered public accounting firm during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

During the fiscal years ended December 31, 2014 and 2013, Deloitte provided various audit, audit related, and non-audit services as follows (in thousands):

	2014	2013
Audit fees(a)	$1,386	$—
Audit-related fees(b)	287	—
Tax fees(c)	1,637	1,494
All other fees(d)	88	—

Total	$3,398	$1,494

(a)	Audit fees consist of aggregate fees incurred for professional services rendered for the audit of the Company’s consolidated financial statements included in annual SEC filings and reports, review of interim consolidated financial statements, and the audit of the effectiveness of our internal controls pursuant to Section 404 of the Sarbanes-Oxley Act.
(b)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services primarily include acquisition-related due diligence services, audit procedures related to our acquisitions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.
(c)	Tax fees consist of fees billed for professional services for tax compliance, tax advice, and tax planning. These services include tax assistance regarding mergers and acquisitions.
(d)	All other fees consist of consulting services not related to audit, financial reporting, or tax matters provided prior to being engaged as the Company’s independent registered public accounting firm.

The Audit Committee is responsible for pre-approving audit and non-audit services to be provided to the Company by the independent registered public accounting firm (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible). In this regard, the Audit Committee has the sole authority to approve the employment of the independent registered public accounting firm, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent registered public accounting firm.

The Audit Committee has considered whether provision of the services described in sections (b), (c), and (d) above is compatible with maintaining the independent registered public accounting firm’s independence and has determined that such services have not adversely affected Deloitte’s independence. All of the services of each of (b), (c), and (d) were pre-approved by the Audit Committee.

Representatives of Deloitte are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

Changes to the Independent Registered Public Accounting Firm

After considering proposals from several firms including PricewaterhouseCoopers, LLP (“PricewaterhouseCoopers”), on March 27, 2014, the Audit Committee dismissed PricewaterhouseCoopers as the Company’s independent registered public accounting firm and approved the selection of Deloitte to serve in this role for the fiscal year ending December 31, 2014, and engaged Deloitte as of April 2, 2014.

During the Company’s fiscal years ended December 31, 2013 and 2012 and the subsequent interim period through April 2, 2014, neither the Company, nor anyone acting on its behalf, consulted Deloitte regarding: (1) the application of accounting principles to a specified transaction, either completed or proposed; (2) the type of audit opinion that might be rendered on the Company’s financial statements, and Deloitte did not provide any written report or oral advice that Deloitte concluded was an important factor considered by the Company in reaching a decision as any such accounting, auditing, or financial reporting issue; or (3) any matter that was either the subject of a “disagreement” as that term is defined in Item 304(a)(1)(iv) and the related instructions to Item 304 of Regulation S-K or a “reportable event” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2013 and 2012 and the subsequent interim period through March 27, 2014, there were: (1) no disagreements as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, between the Company and PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers would have caused it to make reference thereto in its reports on the Company’s financial statements for such years; and (2) no reportable events as that term is defined in Item 304(a)(1)(v) of Regulation S-K. PricewaterhouseCoopers’ audit reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2013 and 2012 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of PricewaterhouseCoopers on the effectiveness of internal control over financial reporting as of December 31, 2013 and 2012 did not contain any adverse opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit reports on the effectiveness of internal control over financial reporting as of December 31, 2013 and December 31, 2012 contained an explanatory paragraph due to the exclusion of certain elements of the internal control over financial reporting of all the Company’s acquisitions which closed in 2013 and 2012, respectively.

During the fiscal year ended December 31, 2013, PricewaterhouseCoopers provided various audit, audit related and non-audit services to the Company as follows (in thousands):

2013
Audit fees(a)	$1,685
Audit-related fees(b)	392
Tax fees(c)	—
All other fees(d)	4

Total	$2,081

(a)	Audit fees consist of aggregate fees incurred for professional services rendered for the audit of the Company’s consolidated financial statements included in annual SEC filings and reports, review of interim consolidated financial statements, and the audit of the effectiveness of our internal controls pursuant to Section 404 of the Sarbanes-Oxley Act.
(b)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services primarily include acquisition-related due diligence services and audit procedures related to our acquisitions.

(c)	Tax fees consist of fees billed for professional services for tax compliance, tax advice, and tax planning. These services include tax assistance regarding mergers and acquisitions.
(d)	All other fees consist of services provided in connection with other services consisting primarily of accounting research tools.

Vote Required

The ratification of the selection of Deloitte & Touche LLP requires the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote thereon, at the Annual Meeting.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Proxies received by the Company will be voted “FOR” this proposal unless the stockholder specifies otherwise in the proxy.

SECURITY OWNERSHIP

Except as otherwise indicated below, the following table sets forth certain information regarding beneficial ownership of common stock as of April 6, 2015 by: (1) each of the Company’s current directors; (2) each of the named executive officers listed in the Summary Compensation Table for 2014 on page 43 of this Proxy Statement (collectively, the Company’s “named executive officers”); (3) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock based upon Schedules 13G filed with the SEC; and (4) all of the Company’s directors and executive officers as a group. As of April 6, 2015, there were 46,946,280 shares of common stock outstanding.

Shares of common stock subject to options or other rights that are currently exercisable or exercisable within 60 days of April 6, 2015 are considered outstanding and beneficially owned by the person holding the options or other rights for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address of each beneficial owner listed below is c/o Electronics For Imaging, Inc., 6750 Dumbarton Circle, Fremont, California 94555.

	Common stock
Name of beneficial owner(1)	Number of shares	Percentage owned
BlackRock, Inc.(2)	4,198,476	8.94%
40 East 52nd Street
New York NY 10022
Dimensional Fund Advisors, LP(3)	2,677,680	5.70
Building One
6300 Bee Cave Road
Austin TX 78746
The Vanguard Group, Inc.(4)	3,177,075	6.77
100 Vanguard Blvd.
Malvern PA 19355
FMR, LLC(5)	4,762,394	10.14
245 Summer Street
Boston MA 02110
Guy Gecht(6)	497,549	1.06
Gill Cogan(7)	98,830	*
Dan Maydan(8)	20,560	*
Thomas Georgens(9)	159,750	*
Richard Kashnow(10)	104,750	*
Eric Brown(11)	68,250	*
Marc Olin(12)	56,933	*
David Reeder(13)	15,128	*

All executive officers and directors as a group (7 persons)(14)	1,006,622	2.12%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors, and principal stockholders on Schedules 13G and Forms 4 filed with the SEC as of April 6, 2015. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 46,946,280 shares outstanding on April 6, 2015, adjusted as required by rules promulgated by the SEC.

(2)	Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on January 22, 2015, by BlackRock, Inc. BlackRock, Inc. has sole voting power as to 4,095,095 shares of common stock and sole dispositive power over 4,198,476 shares of common stock.
(3)	Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on February 5, 2015, by Dimensional Fund Advisors LP (“DFA”). DFA has sole voting power as to 2,607,596 shares of common stock and sole dispositive power as to 2,677,680 shares of common stock subject to the following qualification. DFA furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts, and accounts are collectively referred to as the “Funds”). In certain cases, subsidiaries of DFA may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser, and/or manager, DFA or its subsidiaries possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. DFA disclaims beneficial ownership of such securities.
(4)	Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on February 11, 2015, by The Vanguard Group, Inc. (“VGI”), Vanguard Fiduciary Trust Company (“VFTC”), and Vanguard Investments Australia, Ltd. (“VIA”). VFTC is the beneficial owner as to 58,583 shares of common stock as a result of serving as investment manager of collective trust accounts and VIA is the beneficial owner as to 3,700 shares of common stock as a result of serving as investment manager of Australian investment offerings. VGI has sole voting power over 62,283 shares of common stock and sole dispositive power as to 3,118,492 shares of common stock. VGI and VFTC have shared dispositive power as to 58,583 shares of common stock. VGI, as the parent company of VFTC and VIA, may be deemed to beneficially own the shares reported by VFTC and VIA. VGI, together with VFTC and VIA, beneficially own 3,177,075 shares of common stock.
(5)	Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on February 13, 2015, by FMR, LLC. Fidelity Management & Research Company (“FMRC”) is a wholly-owned subsidiary of FMR, LLC. As an investment adviser to various investment companies, FMRC has sole voting power as to 873,376 shares of common stock and sole dispositive power over 4,762,394 shares of common stock.
(6)	Includes 162,138 shares of common stock issuable upon the exercise of options granted to Mr. Gecht under the 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of April 6 2015.
(7)	Includes 72,477 shares of common stock issuable upon the exercise of options granted to Mr. Cogan under the 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of April 6, 2015.
(8)	Includes 2,500 shares of common stock issuable upon the exercise of options granted to Mr. Maydan under the 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of April 6, 2015.
(9)	Includes 133,750 shares of common stock issuable upon the exercise of options granted to Mr. Georgens under the 2007 and 2009 equity incentive plans, which are currently exercisable and/or exercisable within 60 days of April 6, 2015.
(10)	Includes 93,750 shares of common stock issuable upon the exercise of options granted to Mr. Kashnow under the 2009 equity incentive plans, which are currently exercisable and/or exercisable within 60 days of April 6, 2015.
(11)	Includes 38,750 shares of common stock issuable upon the exercise of options granted to Mr. Brown under the 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of April 6, 2015.
(12)	Mr. Olin served as our Interim Chief Financial Officer from September 3, 2013 until January 15, 2014, and was appointed as our Chief Operating Officer effective January 16, 2014. Mr. Olin is also currently serving as our Interim Chief Financial Officer subsequent to Mr. Reeder’s resignation on January 9, 2015. Mr. Olin does not hold any options, which are currently exercisable and/or exercisable within 60 days of April 6, 2015.

(13)	Mr. Reeder resigned as our Chief Financial Officer effective January 9, 2015. Mr. Reeder does not hold any options, which are currently exercisable and/or exercisable within 60 days of April 6, 2015.
(14)	Includes an aggregate of 503,365 of common stock issuable upon the exercise of options granted to executive officers and directors collectively under the 2007 and 2009 equity incentive plans, which are currently exercisable and/or exercisable within 60 days of April 6, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file reports of security ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent beneficial owners are also required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such reports furnished to us, the following officers and directors failed to file certain reports required by Section 16(a) of the Exchange Act on a timely basis.

Each non-employee director had a late filing of a Form 4 that did not timely report the granting of 6,500 restricted stock units. Mr. Cogan had one late filing of a Form 4 that did not timely report an exercise of stock options and the sale of the shares. Mr. Maydan had one late filing of a Form 4 that did not timely report an exercise of a stock option and sale of the shares.

EXECUTIVE OFFICERS

The following table lists certain information regarding the Company’s executive officers as of April 6, 2015:

Name	Age	Position
Guy Gecht	49	Chief Executive Officer
Marc Olin	50	Chief Operating Officer & Interim Chief Financial Officer

Mr. Gecht was appointed Chief Executive Officer of the Company on January 1, 2000 and was also appointed President of the Company on May 11, 2012, a position he previously held from July 1999 to January 2000. From January 1999 to July 1999, he was Vice President and General Manager of Fiery products of the Company. From October 1995 through January 1999, he served as Director of Software Engineering. Prior to joining the Company, Mr. Gecht was Director of Engineering at Interro Systems, a technology company, from 1993 to 1995. From 1991 to 1993, he served as Software Manager of ASP Computer Products, a networking company and from 1990 to 1991, he served as Manager of Networking Systems for Apple Israel, a technology company. From 1985 to 1990, he served as an officer in the Israeli Defense Forces, managing an engineering development team, and later was an acting manager of one of the IDF high-tech departments. Mr. Gecht currently serves as a member of the board of directors, audit committee and compensation committee of Check Point Software Technologies Ltd., a global information technology security company. Mr. Gecht holds a B.S. in Computer Science and Mathematics from Ben Gurion University in Israel.

Mr. Olin was appointed Chief Operating Officer of the Company effective January 16, 2014. From January 9, 2015 to the present time, Mr. Olin has served as our Interim Chief Financial Officer, and from September 2013 until January 15, 2014, Mr. Olin also served as our Interim Chief Financial Officer. Mr. Olin joined the Company in 2003 when the Company acquired Printcafe Software. Since 2003, Mr. Olin has served in various roles at the Company, most recently, since 2006, as Senior Vice President and General Manager of EFI Productivity Software. Mr. Olin holds a B.S. in Graphic Communications Management and Applied Mathematics from Carnegie Mellon University.

COMPENSATION DISCUSSION AND ANALYSIS

The following sections of this proxy statement describe the Company’s compensation arrangements with its named executive officers (below also referred to as the “executives”), who, for fiscal year 2014, included Guy Gecht, Chief Executive Officer and President; Marc Olin, Interim Chief Financial Officer and Chief Operating Officer; and David Reeder, former Chief Financial Officer. Mr. Reeder resigned from employment with the Company effective January 9, 2015.

Executive Summary

The Company believes that compensation paid to the named executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and linked to specific, measurable results intended to create value for stockholders. The Compensation Committee oversees the executive compensation program and determines the compensation for the named executive officers.

The compensation of the named executive officers consists primarily of three elements—a base salary, an annual incentive program and long-term equity awards—that are designed to reward executives for performance and to promote retention among our executive team.

This Compensation Discussion and Analysis describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2014 in more detail. Highlights of the program include:

•	Our executive compensation program is designed to pay for performance. For 2014, the vast majority of the target total direct compensation for our named executive officers was in the form of incentive compensation with approximately 91% of the target total direct compensation for Mr. Gecht and approximately 88% for Mr. Olin being in the form of incentive compensation tied to the achievement of specific financial performance goals and/or the level of our stock price. For Mr. Reeder, 95% of the target total direct compensation was in the form of incentive compensation. For these purposes, “total direct compensation” consists of the executive’s base salary, target annual incentive award (excluding the “accelerator” bonus opportunity described below) and long-term equity awards based on the grant date fair value of the award as determined under the accounting principles used in the Company’s financial reporting.

•

Executive compensation is allocated among base salaries and short and long-term incentive compensation. The base salaries are fixed in order to provide the executives with a stable cash income, which allows them to focus on the Company’s issues and objectives as a whole, while the short and long-term incentive compensation are designed to both reward executives for the Company’s overall performance and align the executives’ interests with those of our stockholders. Mr. Gecht recommended, and the Compensation Committee approved, that his base salary would not be increased for 2014. The base salaries of Messrs. Olin and Reeder were established under their employment agreements entered into in January 2014.

•

Our executive annual performance-based bonus program is intended to encourage our named executive officers to focus on specific short-term goals important to our success, and which correlate to the long-term goals and strategy of the Company. Our named executive officers’ annual bonus awards are determined based on objective, financial performance criteria. The awards payable under our annual bonus program are subject to a maximum payout.

•

Awards under the fiscal year 2014 bonus program consisted of restricted stock unit awards and an “accelerator” bonus opportunity for exceptional performance. On-target bonus amounts were made in the form of performance-based restricted stock unit awards that help further align named executive officers’ interests with those of our stockholders because the ultimate value of the awards is tied to the Company’s stock price. Each executive could also earn an additional “accelerator” bonus under the program if the Company’s performance exceeded certain targets established in the Company’s 2014 operating plan approved by the Board of Directors. The “accelerator” bonus was a cash opportunity; however, the executives requested, and the Compensation Committee approved, that the accelerator bonus awarded for 2014 would be paid out in Company stock to further align the executives’ interests with those of our stockholders. The performance measures used to determine the payment of awards to our named executive officers are Company-wide measures only, designed to encourage our named executive officers to make decisions that are in the best long-term interests of the Company and our stockholders.

•

As described in more detail below, the Compensation Committee determined that the Company’s performance during 2014 exceeded the target levels for vesting of the restricted stock unit awards granted under the 2014 bonus program and therefore the restricted stock units vested in full. Performance was less than the level that would trigger maximum payout of the accelerator bonus opportunities so consistent with our pay-for-performance philosophy, only a portion of the accelerator bonus component vested and was paid out in Company stock.

•

Annual equity awards to our named executive officers under our long-term equity incentive program in 2014 consisted of approximately two-thirds performance-based restricted stock units and approximately one-third time-based restricted stock units. The value of restricted stock units is tied directly to our stock price to help further align our executives’ interests with those of our stockholders. The performance awards granted under our long-term equity program generally vest based on the achievement of Company-wide revenue and non-GAAP operating income targets for three four-quarter periods prior to December 31, 2017, in addition to continued employment requirements. For a portion of Mr. Gecht’s performance grant, vesting of the award is tied to achievement of specified revenue and non-GAAP earnings per share targets over a period of four consecutive quarters in addition to continued employment requirements. These awards are intended to both provide a retention incentive and enhance executives’ focus on specific financial goals considered important to the Company’s long-term growth. Time-based grants under the program provide an additional retention incentive for our executives as they are subject to three-year vesting schedules. Because these time-based and performance-based awards will generally remain outstanding for a period of years, they help ensure that executives always have significant value tied to delivering long-term stockholder value.

•

The Compensation Committee also approved grants of performance-based and time-based restricted stock units to Messrs. Olin and Reeder in January 2014 in connection with their appointments as Chief Operating Officer and Chief Financial Officer, respectively, and agrant of performance-based restricted stock units to Messrs. Gecht and Olin in May 2014. Each of these performance grants is tied to achievement of pre-established financial or stock price targets within a specified time period to provide further performance incentives for our executives.

•

The Company has no tax gross up provisions in its agreements with its executive officers. In January 2014, the Company entered into a new employment agreement with Mr. Gecht to eliminate his right under his prior employment agreement to be reimbursed by the Company for any tax liability imposed under Section 409A of the U.S. Internal Revenue Code and to update his agreement to be on the same form as the Company’s other agreements with its other executive officers.

•

In August 2014, the Board adopted a new clawback policy, which provides that the Company may recover performance-based compensation paid to executive officers in connection with a restatement of the Company’s financial results, and new stock ownership guidelines, which provide that the Company’s chief executive officer should own Company shares with a value of at least five times his base salary.

•	As of April 6, 2015, Mr. Gecht owned approximately 1.1% of the Company’s outstanding common stock, which the Company believes significantly aligns his interests with the stockholders’ interests.

The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its financial performance. In 2014, the Company achieved record revenue, growing to approximately $790 million, which represented an increase of approximately $62 million or 9% growth over the prior year. As described below, revenue is one of the metrics used to measure the Company’s performance for purposes of the executives’ annual bonus program and performance-based long-term incentive awards. In addition, the Company’s stock price increased from $38.73 at the end of 2013 to $42.83 at the end of 2014.

Compensation Objectives and Philosophy

The Company’s compensation objectives and philosophy provide the guiding principles for compensation decisions made by the Compensation Committee for the Company’s named executive officers. The Compensation Committee believes that compensation paid to the named executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and linked to specific, measurable results intended to create value for stockholders. In establishing compensation programs for the named executive officers for fiscal year 2014, the Compensation Committee considered the following principles and objectives:

•	attract and retain individuals of superior ability and managerial talent;

•	help ensure compensation is closely aligned with the Company’s corporate strategies, business and financial objectives and the long-term interests of the Company’s stockholders;

•	create incentives to achieve key strategic and financial performance goals of the Company by linking executive incentive award opportunities to the achievement of these goals; and

•	help ensure that the total compensation is fair, reasonable and competitive.

The Compensation Committee of the Board of Directors

The Compensation Committee, serving under a charter adopted by the Board of Directors, is composed entirely of outside directors who have never served as officers of the Company. Under the charter, the Compensation Committee has responsibility for approving and evaluating matters relating to the overall compensation philosophy, compensation plans, policies and programs of the Company. This includes periodically reviewing and approving the Company named executive officers’ annual base salaries, incentive bonus programs, equity compensation, employment agreements, severance arrangements, change in control agreements or provisions, as well as any other benefits or compensation arrangements for the named executive officers. In certain circumstances, the Compensation Committee may solicit input from the full Board of Directors before making final decisions relating to compensation of the named executive officers (below also referred to as “executive compensation”). In fulfilling its responsibilities, the Compensation Committee may consider, among other things, industry and general best practices, benchmark data and marketplace developments. Messrs. Cogan and Maydan served on the Compensation Committee throughout 2014 and continue to serve as of the date of this Proxy Statement.

Role of Management in Assisting Compensation Decisions

Members of the executive management team of the Company, such as the named executive officers, the Vice President of Human Resources and the General Counsel (“Executive Management”), provide administrative assistance and support for the Compensation Committee from time to time. Members of Executive Management also may provide recommendations and information to the Compensation Committee to consider, analyze and review in connection with any compensation proposal for the named executive officers. Members of Executive Management do not have any final decision-making authority in regards to named executive officer compensation. The Compensation Committee reviews any recommendations and information provided by Executive Management and approves the final executive compensation package.

The Role of Stockholder Say-on-Pay Votes

The Company provides its stockholders with the opportunity to cast an annual advisory vote to approve its executive compensation program (referred to as a “say-on-pay proposal”). At the annual meeting of stockholders held in May 2014, approximately 99% of the votes actually cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes these strong results affirm stockholders’ support of the Company’s approach to its executive compensation program. In general, the Compensation Committee did not change its approach in 2014 and believes the program in place, as in prior years, includes a number of features that further the goals of the Company’s executive compensation program and reflect best practices in the market. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the named executive officers.

Use of Outside Advisors

The Compensation Committee may use consultants to assist in the evaluation of compensation for the named executive officers. The Compensation Committee has the sole authority to retain and terminate any compensation consultant engaged to perform these services. The Compensation Committee also has authority to obtain advice and assistance from internal or external legal, accounting, or other advisers.

The Compensation Committee has retained Mercer (US) Inc. (“Mercer”) as its independent compensation consultant to provide information, analyses, and advice regarding executive and director compensation, as described below. In 2014, Mercer advised the Compensation Committee on a variety of compensation-related issues, including:

•	compensation strategy;

•	peer group;

•	pay levels (base, short- and long-term incentive);

•	incentive plan design (short- and long-term); and

•	emerging compensation trends.

For 2014, Mercer also assisted the Compensation Committee in its assessment of the potential relationship between the Company’s compensation program and risk-taking by management. For more information, see the “Compensation Risk Assessment” section on page 50 of this Proxy Statement.

In the course of conducting its activities, Mercer attended meetings of the Compensation Committee and presented its findings and recommendations for discussion. During the course of the year, Mercer worked with management to obtain and validate data, review materials and recommend potential changes. Mercer invoiced the Company for approximately $89,500 in fees from the Company in connection with the Compensation Committee’s determination of a variety of components of executive and board of director compensation during fiscal year 2014. Mercer is a subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), a diversified conglomerate of companies that provide insurance, strategy and human resources consulting services. In 2014, other Mercer business segments received fees from the Company of approximately $18,085, which was primarily related to health and benefits consulting services. In addition, during 2014, MMC affiliates other than Mercer received approximately $132,750 in fees for insurance brokerage services. The decision to engage Mercer and other MMC affiliates to provide services other than assisting the Compensation Committee with executive compensation matters was made by members of management. The Compensation Committee has reviewed the other services provided by Mercer and other MMC affiliates and, after consideration of such services and other factors prescribed by the SEC for purposes of assessing the independence of compensation consultants, has determined that no conflicts of interest exist between the Company and Mercer (or any individuals working on the Company’s account on Mercer’s behalf). In reaching this determination, the Company considered the following factors, all of which were confirmed by Mercer:

•	Other than the services identified above, Mercer and all other affiliates of MMC provided no services to the Company during 2014;

•	The aggregate amount of fees paid or payable by the Company to MMC for 2014 represented (or are reasonably certain to represent) less than 1% of MMC’s total revenue for 2014;

•	Mercer has established Global Business Standards to manage potential conflicts of interest for executive rewards consulting services, which policies and procedures were provided to the Company;

•

There are no business or personal relationships between our Mercer executive remuneration advisors and any member of the Compensation Committee other than in respect of (1) the services provided to the Company by Mercer as described above, or (2) work performed by Mercer for any other company, board of directors or compensation committee for which such Compensation Committee member also serves as an independent director;

•	Our Mercer executive remuneration advisors do not own stock in the Company; and

•

There are no business or personal relationships between our Mercer executive remuneration advisors, Mercer, or other MMC affiliates and any executive officer of the Company other than in respect of the services provided to the Company as described above.

Review of External Compensation Data

The Compensation Committee does not apply a formulaic approach to setting individual elements of the named executive officers’ compensation or their total compensation amounts and does not set compensation levels at any specific level or percentile against the peer group data described below (i.e., the Compensation Committee does not “benchmark” the Company’s executive compensation levels). However, the Compensation Committee periodically reviews market compensation levels to inform its decision-making process and to determine whether the total compensation opportunities for the Company’s named executive officers are appropriate in light of factors such as the compensation arrangements for similarly situated executives in the market and may make adjustments when the Compensation Committee determines they are appropriate.

Historically, the Compensation Committee, with assistance from Mercer, has used a peer group of companies each year to provide a basis of comparison for the Company’s executive compensation programs. The peer group is determined based generally on the following criteria:

•	U.S. publicly traded companies;

•	Companies of comparable size with revenue within a range of approximately 0.5 to 2 times the Company’s revenue;

•	Companies in technology-related industries: Communications Equipment, Computer Storage & Peripherals, Computer Hardware, Electronic Equipment and Instruments, and Systems Software; and

•	Companies with similar business models and characteristics: business to business sales, manufacturing capabilities, software products and/or integrated solutions/services.

The companies in the 2014 peer group consisted of the following:

3D Systems Corporation	Fortinet Inc.
Aruba Networks Inc.	Netgear, Inc.
Cirrus Logic In.	QLogic Corporation
Commvault Systems, Inc.	Quantum Corporation
Emulex Corporation	Silicon Graphics International Corporation
F5 Networks, Inc.	Synaptics, Inc.
Finisar Corporation	Zebra Technologies Corporation

In reviewing the peer group for 2014, Arris Group, Inc. and Progress Software Corporation were removed because they no longer met the size criteria. Avid Technology, Inc. was also removed because it suspended filing financial and proxy statements in 2014. Applying the criteria noted above, Aruba Networks, Cirrus Logic, Finisar and Fortinet were added to the peer group for 2014 in order to maintain a reasonable number of companies from which to draw data and insights. At the time the peer group was selected, the Company ranked above the median in revenue and number of employees, and slightly below the median in market capitalization.

New Employment Agreements

In January 2014, Mr. Olin, who had been serving as our Interim Chief Financial Officer, was appointed as our Chief Operating Officer, and Mr. Reeder joined the Company and was appointed as our Chief Financial Officer. In connection with these appointments, the Company entered into new employment agreements with each executive that set forth the terms of their new compensation arrangements, including new equity grants. The compensation arrangement took into consideration the Company’s compensation philosophy, the competitive market for talent, internal equity at the Company, and in Mr. Reeder’s case, long-term incentive awards that he forfeited upon leaving his prior employer. These compensation arrangements were negotiated with each executive and are described in detail below in the applicable sections of this Compensation Discussion and Analysis.

Executive Compensation Elements

For the 2014 fiscal year, the principal elements or components of compensation for the named executive officers were: (1) base salary; (2) short-term incentives; and (3) long-term incentives.

In determining each element of executive compensation, the Compensation Committee considers a number of factors, such as the executive’s employment experience, performance of the executive during the year, performance of the Company during the year, achievement of Company performance targets set by the Board of Directors as identified below, potential to enhance long-term stockholder value, information relating to marketplace competitiveness, executive compensation trends, current compensation levels and types within the peer group, compensation history, prior equity awards and the economic environment.

Since there are no static or fixed policies regarding the amount and allocation for each component or element of executive compensation, the determination and composition of total compensation is up to the discretion of the Compensation Committee and is decided in its judgment on an annual basis. However, the measurement or assessment of the Company’s performance for 2014 and the achievement of Company performance targets was primarily quantitative with respect to the elements of incentive-based compensation, and are addressed in greater detail below.

The difference in the levels of compensation between the named executive officers reflects consideration of the executive’s roles and responsibilities, the executive’s tenure with the Company as well as the other factors mentioned above. The Compensation Committee considers the value of the entire compensation package when establishing the appropriate levels of compensation for each element.

Base Salary

The Company provides the named executive officers with a fixed, annual base salary. In setting base salaries for the named executive officers, the Compensation Committee considers a number of factors, including the executive’s prior salary history, current compensation levels, individual and Company performance and marketplace competitiveness for similarly situated named executive officers. The Compensation Committee considers changes to base salaries for the named executive officers on an annual basis. There are no formulaic increases; instead, the Compensation Committee exercises its judgment and discretion when determining and approving increases to the annual base salary of each named executive officer.

In 2013, the Compensation Committee reviewed the base salary level for Mr. Gecht. Mr. Gecht recommended, and the Compensation Committee approved, that Mr. Gecht’s salary would remain at $620,000 for 2014, the same level as his salary for 2013. As noted above, Messrs. Olin and Reeder entered into new employment agreements with the Company in January 2014. Under these agreements, Mr. Olin’s base salary was set at $310,000, and Mr. Reeder’s base salary was set at $350,000. The Compensation Committee considered the base salary levels for each of the named executive officers to be appropriate in light of each executive’s experience and responsibilities with the Company.

Short-Term Incentive Compensation

The Company believes that a significant portion of executive compensation should be directly related to the Company’s overall financial performance, stock price performance and other relevant financial factors that affect stockholder value. Accordingly, the Company sets goals designed to link executive compensation to the Company’s overall performance and reserves the largest potential compensation awards for incentive-based programs, which may include both cash and equity awards. The executive annual incentive program allows named executive officers to receive short-term incentive compensation if specified corporate performance measures are achieved. Payments under the executive incentive program are contingent upon the executive’s continued employment, subject to the terms of his employment agreement, and are determined by the Compensation Committee based on performance against the pre-established goals. The Compensation Committee believes that the opportunity to receive annual bonuses provides incentives that help retain the named executive officers and reward them for short-term Company performance.

The target short-term incentive for each of the named executive officers is calculated as a percentage of his base salary. The Compensation Committee sets the percentage of base salary for each named executive officer’s target bonus in its judgment based on its review of the executive’s total compensation package and compensation at the Company’s peer group or emerging executive compensation trends, as the case may be, and its assessment of the past and expected future contributions of the named executive officers.

In January 2014, the Compensation Committee approved the 2014 performance-based equity and cash bonus program (the “2014 Program”) for the named executive officers and established their target short-term incentive opportunities under the program as follows:

Named Executive Officer	Target Annual Incentive (Percentage of Base Salary)
Guy Gecht	105%
Marc Olin	70%
David Reeder	70%

For Mr. Gecht, the target short-term incentive opportunity for the 2014 fiscal year remained unchanged from the prior fiscal year. The target short-term incentive opportunities established for Messrs. Olin and Reeder in connection with their appointments as Chief Operating Officer and Chief Financial Officer, respectively, in January 2014 were consistent with the opportunities provided to our executive officers other than Mr. Gecht in prior years. The difference in short-term incentive percentages between Mr. Gecht and the other named executive officers correlated with the Compensation Committee’s assessment of their roles and levels of responsibility within the Company.

Under the 2014 Program, each of the named executive officers was eligible to receive a bonus payable in shares of the Company’s common stock, subject to achievement by the Company of certain financial performance objectives established by the Compensation Committee as described below. In execution of the program, the Compensation Committee approved grants of performance-based awards of restricted stock units in January 2014 to each of the named executive officers, with the total number of stock units subject to the executive’s award determined by dividing the executive’s target incentive by the Company’s closing stock price on January 17, 2014. Fifty percent (50%) of each executive’s stock units were eligible to vest based on the Company’s non-GAAP operating income for 2014 relative to the performance target established by the Compensation Committee, and the remaining stock units were eligible to vest based on the Company’s revenue relative to the performance target. However, in each case, the vesting of these awards was also contingent on the Company’s achieving a minimum threshold for non-GAAP operating income determined by the Compensation Committee and on the executive’s continued employment with the Company through the vesting date (generally, the first anniversary of the grant date of the award or, if later, the date the Compensation Committee determined the Company’s performance level for 2014).

The maximum number of restricted stock units that may vest under a 2014 Program award is 100% of the units subject to the award. However, each named executive officer was provided with an opportunity to receive a cash bonus if both the Company’s revenue and non-GAAP operating income for 2014 exceeded the performance targets established by the Compensation Committee (which we refer to as the “Accelerator Bonus Program”). If both of the performance targets were exceeded, the executive could receive a cash bonus up to the amount of the executive’s target cash bonus under the Accelerator Bonus Program, with the target cash bonus for each executive being the same as his target incentive amount set forth in the table above. As with the equity bonus opportunity, the Accelerator Bonus Program was based 50% on the Company’s non-GAAP operating income for 2014 and 50% on the Company’s revenue for 2014 and was contingent on the executive’s continued employment with the Company through the vesting date. The Compensation Committee believed that it was appropriate to grant this additional bonus opportunity to the executives as for any bonus to be payable under the Accelerator Bonus Program, the Company would need to achieve levels for both performance metrics significantly above the Company’s operating plan for 2014 approved by the Board of Directors.

In determining that the 2014 Program would be structured to include awards in the form of restricted stock units, the Compensation Committee intended to provide a further link between executive incentive compensation and stockholder value. The Compensation Committee selected revenue and non-GAAP operating income as the performance measures for the equity and cash components of the 2014 Program to create further incentives for management to focus on the Company’s revenue growth and profitability because the Compensation Committee believes these metrics are key to the Company’s long-term growth and success. For these purposes, non-GAAP operating income is defined as operating income determined in accordance with GAAP and adjusted to remove the impact of the amortization of acquisition-related intangibles, transaction costs, and contingent consideration; stock-based compensation expense; litigation settlement charges; and restructuring-related and other charges and gains. These adjustments are specified in Unaudited Non-GAAP Financial Information section of the Company’s annual and quarterly reports filed with the SEC for the applicable fiscal period. The Compensation Committee believes that these adjustments to operating income for this purpose produce a better measure of the executives’ impact on the ongoing operating performance of the Company over the corresponding year.

The RSU performance targets selected by the Compensation Committee for the 2014 Program represented financial goals for the Company, based on the Company’s operating plan approved by the Board of Directors and also taking into consideration the economic and industry environment at the time the 2014 Program was established. The Accelerator performance targets represent performance at levels above the operating plan and thus if achieved provide for a maximum of up to two times each executive’s target annual incentive award when both the RSU and Accelerator awards are combined. The threshold and target performance levels for each of the restricted stock unit and cash bonus components of the 2014 Program are set forth in the table below.

Goals	Weighting	RSU Threshold	RSU Target	Accelerator Threshold	Accelerator Target
Revenue (in millions)	50%	$728.0	$779.0	$779.0	$833.0
(% of program component earned)	—	0%	100%	0%	100%
Non-GAAP operating income (in millions)	50%	$98.0	$108.0	$108.0	$115.0
(% of program component earned)	—	0%	100%	0%	100%

With respect to the equity bonus component of the 2014 Program, the minimum threshold for non-GAAP operating income for 2014 established by the Compensation Committee was $98 million. None of the restricted stock units granted under the 2014 Program would vest if this minimum threshold for non-GAAP operating income was not achieved, and none of the restricted stock units that were tied to revenue would vest if the minimum threshold for revenue set forth above was not achieved. If the minimum threshold level for non-GAAP operating income was achieved, the restricted stock units related to non-GAAP income would vest with respect to between 0% and 100% of the units, with 0% of the units vesting at the “RSU Threshold” level for non-GAAP operating income in the table above with the vesting increasing on a pro-rata basis up to 100% of the units vesting if the “RSU Target” level for non-GAAP operating income in the table above were met or exceeded. If the minimum threshold level for both non-GAAP operating income and revenue was achieved, the restricted stock units related to revenue would vest with respect to between 0% and 100% of the units, with 0% of the units vesting at the RSU threshold level with the vesting increasing on a pro-rata basis up to 100% of the units vesting if the “RSU Target” level for revenue in the table above were met or exceeded. With respect to the Accelerator Bonus Program, no cash bonus would be paid unless the Company met or exceeded the “Accelerator Threshold” levels for both revenue and non-GAAP operating income set forth above. If both of these threshold levels were exceeded, the executive would be entitled to a cash bonus of between 0% and 100% of his cash bonus opportunity, with the bonus amount being interpolated pro-rata on a straight-line basis between the “Accelerator Threshold” and “Accelerator Target” levels of the table above. In no event would an executive be entitled to vest in more than 100% of the target number of restricted stock units subject to the RSU award under the 2014 Program or to receive payment of a cash bonus greater than 100% of his target cash bonus amount.

In February 2015, the Compensation Committee reviewed the Company’s total 2014 fiscal year revenue and non-GAAP operating income and determined that the RSU target levels identified above were achieved for both performance measures. For purposes of the 2014 Program, the Company’s revenue was $783.3 million, and the Company’s non-GAAP operating income was $113.2 million. These amounts were determined after giving effect to certain adjustments deemed appropriate by the Compensation Committee. Specifically, the Company’s revenue as determined under GAAP (which was approximately $790 million for 2014) and non-GAAP operating income (which was $115.3 million as reflected in the Unaudited Non-GAAP Financial Information section of the Company’s Form 10-K) for 2014 were each adjusted to remove the impact of revenue from entities acquired during 2014 that were not contemplated when the targets were established.

Prior to the Compensation Committee’s determination of the award amounts under the 2014 Program, Messrs. Gecht and Olin requested, and the Compensation Committee approved, that any award the executive received under the Accelerator Bonus Program would be paid in shares of our common stock rather than a cash bonus, with the number of shares awarded to be determined by dividing the bonus amount awarded to the executive under the Accelerator Bonus Program by the Company’s closing stock price on February 2, 2015. The executives and the Compensation Committee believed it was appropriate for this award to be paid in shares rather than cash to increase the executives’ ownership interest in the Company and further align their interests with those of our stockholders.

Accordingly, the Compensation Committee determined that 100% of the restricted stock units granted to Messrs. Gecht and Olin under the 2014 Program had vested and that each executive would be awarded approximately 41% of his target bonus amount under the Accelerator Bonus Program (approximately 8% as to the revenue component of the Accelerator Bonus Program and approximately 74% as to the operating income component of the Accelerator Bonus Program), with the amount to be paid in shares as described above. Mr. Reeder was not eligible for any vesting or payment of his awards under the 2014 Program as a result of his resignation prior to the vesting date for the 2014 Program.

Long-Term Equity Incentive Program

The Company believes that equity ownership is important to closely align the interests of named executive officers with those of Company stockholders and thereby promote incentives to achieve sustained, long-term revenue growth, profitability and creation of stockholder value. Although the Compensation Committee has discretion to grant stock options or other equity-based awards, the Company’s practice in recent years has been to grant its executive officers a combination of performance-based restricted stock units and time-based restricted stock units. For 2014, as in prior years, two-thirds of each named executive officer’s annual equity award vests based upon the Company’s achievement of pre-established financial performance. We believe these performance-based equity awards create additional incentives for executives to achieve goals considered important to the Company’s long-term growth and success. In order to provide an incentive for continued employment, the vesting of performance-based awards is subject to the executive’s continued employment through the time the applicable performance goals are achieved, while service-based restricted stock units granted to named executive officers under the long-term incentive program typically have a three-year annual vesting schedule.

The Compensation Committee determines the value of each executive’s equity award in its judgment, taking into consideration its subjective assessment of the executive’s individual performance, the retention value of these grants and the executives’ prior long-term equity incentive grants, certain equity award and total direct compensation ranges provided by Mercer based on comparisons against market benchmarks, the number of shares remaining under the Company’s 2009 Equity Incentive Award Plan (the “2009 Equity Plan”) and any planned uses of such shares for purposes other than executive compensation, and the Company’s philosophy that long-term equity incentives should constitute a substantial portion of each executive’s total direct compensation.

2014 Awards

January 2014 New-Hire/Promotion Grants.    In January 2014, the Compensation Committee approved time-based and performance-based equity awards for Mr. Olin in connection with his appointment as Chief Operating Officer and for Mr. Reeder in connection with his appointment as Chief Financial Officer. The grant to Mr. Olin consisted of 20,654 performance-based vesting restricted stock units and 7,745 time-based vesting restricted stock units. Of the performance units, approximately 62% of the units are eligible to vest only if, for any period of four consecutive fiscal quarters ending no later than the fourth quarter of fiscal year 2016, the Company achieves revenue of $1 billion and non-GAAP earnings per share of $2.50. For these purposes, non-GAAP earnings per share is defined as non-GAAP net income divided by diluted weighted average shares outstanding. Non-GAAP net income is defined as net income determined in accordance with GAAP adjusted to remove the impact of the amortization of acquisition-related intangibles, transaction costs, and contingent consideration;

stock-based compensation expense; litigation settlement charges; restructuring-related and charges and gains; non-cash interest expense related to our 0.75% convertible senior notes; and a constant non-GAAP tax rate of 19%. The remaining approximately 38% of the units are eligible to vest if the Company’s stock price achieves specified targets, with one-third of these units vesting if the average of the per-share closing prices of the Company’s common stock over a period of 90 consecutive trading days is at least $46, $53 and $60, respectively. In each case, the vesting of the performance units is subject to Mr. Olin’s continued employment through the vesting date. The time-based units will vest in three annual installments, in each case subject to Mr. Olin’s continued employment through the vesting date. The grant to Mr. Reeder consisted of 51,638 performance-based vesting restricted stock units and 77,459 time-based vesting restricted stock units. Of the performance units, one-half were subject to the same revenue and non-GAAP earnings per share goals as described above for Mr. Olin, and the remaining one-half were subject to the same stock price goals as Mr. Olin’s grant. The time-based units were scheduled to vest in five installments over a period of three and one-half years following the date of grant. In each case, vesting of the grant was subject to Mr. Reeder’s continued employment through the vesting date. As noted above, Mr. Reeder’s employment with us ended in January 2015, and the unvested portion of each grant terminated on that date.

May 2014 Performance Grants.    In May 2014, the Compensation Committee approved performance-based awards to Messrs. Gecht and Olin that would vest only if, for any period of four consecutive fiscal quarters ending no later than the second quarter of fiscal year 2015, the Company achieves revenue of $800 million and non-GAAP operating income of $110 million. The Compensation Committee approved these grants after determining that a portion of the awards granted to these executives in August 2011 would be forfeited, and the number of shares subject to these awards corresponded to the number of forfeited shares under the August 2011 grants for each executive. The new revenue and operating income goals represent substantially higher objectives than the goals associated with the forfeited awards. The new awards ensure continued executive focus on achieving our financial growth objectives as well as enhance retention and alignment with shareholder interest given that the awards are equity based and 100 percent contingent on performance.

August 2014 Annual Equity Grants.    In August 2014, the Compensation Committee approved the grant of restricted stock unit awards to each of our named executive officers as set forth in the following table:

Type of Security	Type of Vesting	Vesting Schedule
Restricted Stock Unit	Performance-based (Annual Grant)

This award will vest as follows:

•    One-third of the award will vest if, for any period of four consecutive fiscal quarters ending no later than the fourth quarter of fiscal year 2015, the Company achieves revenue of $880 million and non-GAAP operating income of $123 million (which goals reflect increases of 11.4% and 6.7% over the Company’s revenue and non-GAAP operating income for the fiscal year ended December 31, 2014, respectively).

•    One-third of the award will vest if, over a period of four consecutive fiscal quarters ending no later than the fourth quarter of fiscal year 2016, the Company achieves revenue of $1 billion and non-GAAP operating income of $145 million (which goals reflect increases of 26.6% and 25.8% over the Company’s revenue and non-GAAP operating income for the fiscal year ended December 31, 2014, respectively).

•    One-third of the award will vest if, over a period of four consecutive fiscal quarters ending no later than the fourth quarter of fiscal year 2017, the Company achieves revenue of $1.1 billion and non-GAAP operating income of $160 million (which goals reflect increases of 39.2% and 38.8% over the Company’s revenue and non-GAAP operating income for the fiscal year ended December 31, 2014, respectively).

Restricted Stock Unit	Performance-based	This award will vest in full if the Company achieves revenue of $1 billion and non-GAAP earnings per share of $2.50 over any four consecutive fiscal quarters ending no later than the fourth fiscal quarter of fiscal year 2016.

Restricted Stock Unit	Time-based	This award will vest in annual installments over a three-year period after the date of grant (“EPS Grant”).

As indicated in the Grants of Plan-Based Awards Table on page 44 of this Proxy Statement, the Compensation Committee allocated approximately two-thirds of the total grant-date value (determined in accordance with generally accepted accounting principles) of each executive’s annual equity award for 2014 to restricted stock units that vest based on the Company’s achievement of the performance goals identified above and approximately one-third of the total grant-date value of each executive’s annual equity award to restricted stock units that vest based on the executive’s continued service with the Company. In Mr. Gecht’s case, the performance-based portion of his 2014 award was allocated approximately two-thirds to the “Annual Grant” performance award described above, and approximately one-third to the “CEO Grant” performance award described above. In the case of Messrs. Olin and Reeder, the entire performance-based portion of each executive’s 2014 award was allocated to the “Annual Grant” performance award described above.

The Compensation Committee selected revenue and non-GAAP operating income as the performance measures for the “Annual Grant” performance-based award for the same reasons these measures were used to measure performance under the executive annual bonus program as described above. Mr. Gecht’s “EPS Grant” performance-based award represents a portion of his overall long-term incentive award and was granted at the same time as his “Annual Grant.” The Compensation Committee determined that it would be appropriate to use non-GAAP earnings per share as a metric for this award so that it aligned with metrics used on performance based grants made to other members of the senior leadership team earlier in the year. While the Committee usually uses operating income as its primary measure of profitability, at the time the performance awards were made to the other members of the senior leadership team, the Compensation Committee wanted to clearly link the awards to future earnings per share targets established at that time.

The Compensation Committee believes that each of the equity grants made to the named executive officers in 2014 help to further align the interests of executives with those of our stockholders. The performance-based restricted stock units are structured to help drive growth in the revenue and profitability of the Company over both the short- and long-term. The vesting requirements described above provide incentives to sustain high levels of growth over a multi-year period. The performance-based and time-based grants also create further incentives for executives to help maintain and increase our stock price (as the value of the grant depends on the value of our stock) and provide a retention incentive as the vesting of the grant in each case is contingent on the executive’s continued employment with the Company through the vesting date.

Vesting of 2013 Performance Awards

As described in the Company’s 2014 proxy statement, the Company granted performance-based restricted stock unit awards to Messrs. Gecht and Olin in August 2013. As with the performance-based awards granted in August 2014 described above (other than the EPS Grant), the vesting of each of these awards is contingent on the Company’s achievement of specified levels of revenue and non-GAAP operating income (calculated as described above under “Short-Term Incentive Compensation”). Specifically, one-third of the award will vest if, for any period of four consecutive fiscal quarters ending no later than the third quarter of fiscal year 2014, the Company achieves revenue of $747 million and non-GAAP operating income of $97 million (which goals reflect increases of 10% and 12% over the Company’s revenue and non-GAAP operating income for the four quarters ended June 30, 2013, respectively). One-third of the award will vest if, over a period of four consecutive fiscal quarters ending no later than the second quarter of fiscal year 2016, the Company achieves revenue of $802 million and non-GAAP operating income of $106 million (which goals reflect increases of 18% and 22% over the Company’s revenue and non-GAAP operating income for the four quarters ended June 30, 2013, respectively). One-third of the award will vest if, over a period of four consecutive fiscal quarters ending no later than the second quarter of fiscal year 2017, the Company achieves revenue of $842 million and non-GAAP operating income of $113 million (which goals reflect increases of 24% and 30% over the Company’s revenue and non-GAAP operating income for the four quarters ended June 30, 2013, respectively).

In August 2014, the Compensation Committee determined that, for the period from the third quarter of fiscal 2013 through the second quarter of fiscal 2014, the Company’s revenue was $758 million and the Company’s non-GAAP operating income was $104 million, in each case calculated as described under “Short-Term Incentive Compensation” above. Accordingly, one-third of the units subject to each of these awards vested upon the Compensation Committee’s determination.

Vesting of 2012 Performance Awards

As described in the Company’s 2013 proxy statement, the Company granted a performance-based restricted stock unit award to Mr. Gecht in May 2012. At the time, Mr. Olin received a similar performance-based award as a non-executive member of our senior management team. As with the performance-based awards granted in August 2014 described above (other than the CEO Grant), the vesting of each of these awards is contingent on the Company’s achievement of specified levels of revenue and non-GAAP operating income (calculated as described above under “Short-Term Incentive Compensation”). Specifically, one-third of the award vests if, for any period of four consecutive fiscal quarters ending no later than the second quarter of fiscal year 2013, the Company’s revenue exceeds $680 million and its non-GAAP operating income exceeds $82 million (which goals reflect increases of 15% and 19% over the Company’s 2011 levels of revenue and non-GAAP operating income, respectively). One-third of the award will vest if, over a period of four consecutive fiscal quarters ending no later than the second quarter of fiscal year 2014, the Company’s revenue exceeds $725 million and its non-GAAP operating income exceeds $87 million (which goals reflect increases of 23% and 26% over the Company’s 2011 levels of revenue and non-GAAP operating income, respectively). One-third of the award will vest if, over a period of four consecutive fiscal quarters ending no later than the second quarter of fiscal year 2015, the Company’s revenue exceeds $769 million and its non-GAAP operating income exceeds $92 million (which goals reflect increases of 30% and 33% over the Company’s 2011 levels of revenue and non-GAAP operating income, respectively).

The first tranche of one-third of the restricted stock units subject to each of the awards granted to Messrs. Gecht and Olin vested in August 2013. In January 2014, the Compensation Committee determined that, for the period from the first quarter of fiscal 2013 through the fourth quarter of fiscal 2013, the Company’s revenue was $728 million and the Company’s non-GAAP operating income was $98 million, in each case calculated as described under “Short-Term Incentive Compensation” above. Accordingly, one-third of the units subject to each of these awards vested upon the Compensation Committee’s determination. In November 2014, the Compensation Committee determined that, for the period from the fourth quarter of fiscal 2013 through the third quarter of fiscal 2014, the Company’s revenue was $777 million and the Company’s non-GAAP operating income was $112 million. Accordingly, the final one-third of the units subject to each of these awards vested upon the Compensation Committee’s determination.

Severance Arrangements

Each of the named executive officers currently employed by the Company is a party to an employment agreement with the Company that provides for severance benefits under certain events, such as a termination without cause or the executive resigning for good reason. Because the Company believes that a resignation by an executive for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause, the Company believes it is appropriate to provide severance benefits following such a constructive termination of the executive’s employment.

The employment agreements are designed to promote stability and continuity of senior management. In addition, the Company recognizes that the possibility of a change of control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Compensation Committee has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of the Company’s management to their assigned duties without the distraction that may arise from the possibility of a change of control. As a result, the employment agreements include provisions relating to the payment of severance benefits under certain circumstances in the event of a change of control. Under the change of control provisions, in order for severance benefits to be triggered, an executive must be involuntarily terminated without cause or the executive must leave for good reason within 24 months after a change of control.

Information regarding the severance benefits for each of the named executive officers under their employment agreements is provided under the headings “Employment Agreements” and “Potential Payments upon Termination or Change of Control” on pages 48 through 50 of this Proxy Statement.

Other Elements of Compensation and Perquisites

There are no other material elements of compensation that the named executive officers receive. The named executive officers may not defer any component of any annual incentive bonus earned and do not participate in another deferred compensation plan. Likewise, the Company does not maintain any defined benefit pension plans for its employees. However, named executive officers are eligible to participate in the Company’s 401(k) savings plan on the same terms and conditions as other Company employees. In addition, the named executive officers are eligible to participate in the Company’s group health and welfare plans on the same terms and conditions as other Company employees.

Subsequent Committee Actions

In February 2015, the Compensation Committee approved the 2015 annual incentive program (the “2015 Program”) for Messrs. Gecht and Olin. Under the 2015 Program, each executive is eligible to receive a bonus payable in the form of RSUs up to an amount equal to a target percentage of the executive’s current annual base salary based upon the Company’s financial performance relative to targets established by the Compensation Committee. In addition, each executive has an opportunity to receive an “accelerator” bonus also payable in the form of RSUs up to an amount equal to the executive’s target bonus amount if the Company achieves financial results above the Company’s 2015 operating plan approved by the Board of Directors. Each executive’s target equity bonus amount and target accelerator equity bonus amount is the same as under the 2014 Program—105% of base salary for Mr. Gecht and 70% of base salary for Mr. Olin. In execution of the program, the Compensation Committee approved grants of performance-based restricted stock units in February 2015 to each executive, with the total number of stock units subject to each executive’s equity bonus award and accelerator equity bonus award determined by dividing the executive’s target bonus amount for each award by the closing price of the Company’s common stock on January 30, 2015. In 2014, the bonus award was denominated in stock and the accelerator component was denominated in cash, with the accelerator value ultimately paid in shares. In 2015, both the bonus award and accelerator component are denominated in stock. We believe this increases the alignment of the executives with shareholder interests since the ultimate value earned on both components is a function of the operating financial performance as well as the stock price performance over the course of the year.

As under the 2014 Program, the performance metrics under the 2015 Program will be the Company’s revenue and non-GAAP operating income, with each metric being weighted 50% for the named executive officers and the Compensation Committee establishing threshold and target levels for each metric for vesting of the equity bonus and accelerator equity bonus components of the program. Under the 2015 Program, if the minimum non-GAAP operating income threshold is met, the RSUs in the executive’s equity bonus award will vest between 0% and 100%, with 0% vesting at the applicable threshold level and increasing on a pro-rata, straight-line basis up to 100% at the applicable target level. As under the 2015 Program, the accelerator equity bonus component is intended to reward performance above the target level, so the accelerator equity bonus threshold for each metric is equal to the equity bonus target for that metric. Vesting of the accelerator equity bonus begins after both revenue and non-GAAP operating thresholds are met. If both accelerator equity bonus thresholds are met, the accelerator equity bonus will be determined as a percentage of the executive’s target bonus amount, with 0% of the accelerator equity bonus paid at the applicable threshold level and increasing on a pro-rata, straight-line basis up to 100% at the applicable target level.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to each of the corporation’s named executive officers, other than the chief financial officer, as of the end of the fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Although the Compensation Committee considers the impact of Section 162(m) when developing and implementing executive compensation programs, the Compensation Committee believes that it is important and in the best interests of stockholders to preserve flexibility in designing compensation programs. Although a significant portion of the compensation awarded under the Company’s incentive programs (including the Company’s grants of stock options and performance-based restricted stock unit awards under the executive incentive programs described above) are intended to qualify as performance-based compensation exempt from Section 162(m) of the Internal Revenue Code, the Compensation Committee retains complete discretion to approve compensation arrangements for executive officers that are not fully deductible. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Compensation Committee’s efforts, that compensation intended to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Stock Ownership Policy

In August 2014, the Board of Directors adopted an Executive Stock Ownership Policy, which was amended in March 2015. Under the policy, the Company’s Chief Executive Officer should own Company shares having an aggregate value of at least five times his or her then-effective annual base salary. The Chief Executive Officer should achieve this minimum share ownership position within three years of becoming Chief Executive Officer (or, if later, three years after the adoption of the policy). For these purposes, shares owned outright by the Chief Executive Officer, as well as shares owned in trust for his or her benefit or by his or her family members, as well as shares subject to outstanding restricted stock and restricted stock unit awards subject to time-based vesting requirements, are considered to be owned by the Chief Executive Officer. Unvested restricted stock units subject to performance-based vesting requirements shall not be taken into account in determining the CEO’s beneficial ownership.

In February 2011, the Board of Directors adopted a Stock Ownership Policy for the Company’s directors. The Stock Ownership Policy does not apply to Mr. Gecht in his role as director of the Company as he is subject to the Executive Stock Ownership Policy described above. The policy was adopted to further align the interests of our stockholders and directors. According to the policy, included in the Board of Directors’ Guidelines, directors are required to hold at least 10,000 shares of the Company’s common stock within three years of first becoming a director, and continue holding such required minimum as long as they continue serving as directors. In determining whether the stock ownership requirements were met, the Board of Directors shall take into account a director’s beneficial ownership, including shares of common stock held by the director, shares of common stock held in trust for the benefit of the director or his or her immediate family members, vested or unvested restricted stock and vested or unvested restricted stock units. The Nominating and Governance Committee may extend in its discretion the deadline for attainment of such stock ownership level.

Clawback Policy

In August 2014, the Board of Directors adopted a clawback policy that provides for the Company, in the discretion of the Board of Directors or as required by law or NASDAQ listing standards, to cancel or recover performance-based compensation from its executive officers in the event the Company’s publicly-reported financial results are restated due to material noncompliance with any financial reporting requirement under applicable securities laws.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has at any time been one of the Company’s executive officers or employees or had any relationships requiring disclosure by the Company under the SEC rules requiring disclosure of certain relationships and related party transactions. None of the Company’s executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Gill Cogan

Dan Maydan

Compensation of Executive Officers

Summary Compensation for 2014

The compensation paid by the Company to named executive officers for the fiscal years ended December 31, 2014, 2013, and 2012 is summarized as follows:

Name and principal position (a)	Year (b)	Salary (c)(1)	Bonus (d)(1)(4)	Stock awards (e)(2)(3)	Option awards (f)(2)(3)	Non-equity incentive plan compensation (g)(1)(4)	Change in pension value and nonqualified deferred compensation earnings (h)	All other compensation (i)(1)(5)	Total (j)
Guy Gecht, Chief Executive Officer	2014	$620,000	$—	$5,999,416	$—	$266,114	$—	$5,200	$6,890,730
	2013	620,000	—	4,738,484	—	583,619	$—	5,100	$5,947,203
	2012	620,000	—	2,912,060	—	—	—	5,380	3,537,440
David Reeder, Chief Financial Officer(6)	2014	$335,417	$—	$6,358,283	$—	$—	$—	$3,500	$6,697,200
Marc Olin, Chief Operating Officer and Interim Chief Financial Officer(7)	2014	$311,553	$—	$2,263,741	$—	$88,705	$—	$2,350	$2,666,349
	2013	293,332	—	901,786	—	55,433	—	29,358	1,279,909

(1)	All cash compensation earned by each named executive officer in 2014, 2013, and 2012 is reflected in the “Salary,” “Bonus,” “Non-equity incentive plan compensation,” or “All other compensation” columns of this table. There were no deferred salaries or other cash compensation in 2014, 2013, or 2012.
(2)	The amounts reported in the “Stock awards” column represent the aggregate grant date fair value, determined in accordance with ASC 718, of equity-based awards granted during the applicable year. See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014 regarding assumptions underlying the valuation of equity awards.
(3)	The amounts reported in the “Stock awards” column of the table above include the grant date fair value of performance-based and market-based awards granted to the named executive officers in each of these years based on the probable outcome (determined as of the grant date) of the performance-based and market-based conditions applicable to the awards. The probable grant date fair value for these awards was determined assuming that the highest level of performance conditions would be achieved and that all amounts reported in “Stock awards” columns would vest.
(4)	The named executive officer bonuses that have been awarded under our executive bonus program each year include a target bonus opportunity that is payable in shares of stock and an “accelerator” component that is payable in cash if the target performance levels are exceeded. As described in the Compensation Discussion and Analysis above, the executives were awarded the stock component of the bonus for 2014 and a portion of the “accelerator” (which the executives requested and the Compensation Committee approved, was paid in stock in 2015 upon certification by the Compensation Committee). For 2013, the executives were awarded the stock component of the bonus and a portion of the accelerator was paid in cash. For 2012, the executives were awarded a portion of the stock component of the bonus and did not receive any portion of the cash component. These awards are reflected in the “Stock awards” and the “Non-equity incentive plan compensation” columns of the table above.
(5)	For fiscal year 2014, “All other compensation” includes 401(k) employer matching contributions as follows:

	Guy Gecht	David Reeder	Marc Olin
401(k) matching contribution	$5,200	$3,500	$2,350

(6)	Mr. Reeder resigned as our Chief Financial Officer in December 2014 effective as of January 9, 2015.
(7)	Mr. Olin served as our Interim Chief Financial Officer from September 3, 2013 until January 15, 2014, and was appointed as our Chief Operating Officer effective January 16, 2014. Mr. Olin is also currently serving as our Interim Chief Financial Officer subsequent to Mr. Reeder’s resignation on January 9, 2015.

2014 Grants of Plan-Based Awards

Equity awards granted and estimated future payouts under incentive plans during the fiscal year ended December 31, 2014 to each of the Company’s named executive officers were are follows:

Name and Grant Date	Grant Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Guy Gecht
1/24/2014(1)(3)	Performance-based RSUs	$—	$—	$—	—	8,322	8,322	—	—	—	$334,212
1/24/2014(1)(4)	Performance-based RSUs	—	—	—	—	8,322	8,322	—	—	—	$334,212
1/24/2014(1)(5)	Cash Accelerator	—	651,000	651,000	—	—	—	—	—	—	$—
5/15/2014(6)	Performance-based RSUs	—	—	—	—	23,833	23,833	—	—	—	$913,757
8/15/2014(7)	Performance-based RSUs	—	—	—	15,127	45,382	45,382	—	—	—	$1,963,225
8/15/2014(8)	Performance-based RSUs	—	—	—	—	22,691	22,691	—	—	—	$981,613
8/15/2014(9)	Restricted Stock Units	—	—	—	—	—	—	34,036	—	—	$1,472,397
Marc Olin
1/16/2014(10)	Performance-based RSUs	—	—	—	2,582	7,745	7,745	—	—	—	$307,477
1/16/2014(11)	Performance-based RSUs	—	—	—	—	12,909	12,909	—	—	—	$512,487
1/16/2014(9)	Restricted Stock Units	—	—	—	—	—	—	7,745	—	—	$307,477
1/24/2014(1)(3)	Performance-based RSUs	—	—	—	—	3,256	3,256	—	—	—	$130,761
1/24/2014(1)(4)	Performance-based RSUs	—	—	—	—	3,390	3,390	—	—	—	$136,142
1/24/2014(1)(5)	Cash Accelerator	—	217,000	217,000	—	—	—	—	—	—	$—
5/15/2014(6)	Performance-based RSUs	—	—	—	—	2,963	2,963	—	—	—	$113,601
8/15/2014(7)	Performance-based RSUs	—	—	—	3,883	11,648	11,648	—	—	—	$503,893
8/15/2014(9)	Restricted Stock Units	—	—	—	—	—	—	5,823	—	—	$251,903
David Reeder
1/16/2014(10)(13)	Performance-based RSUs	—	—	—	8,606	25,819	25,819	—	—	—	$1,025,015
1/16/2014(11)(13)	Performance-based RSUs	—	—	—	—	25,819	25,819	—	—	—	$1,025,015
1/16/2014(12)(13)	Restricted Stock Units	—	—	—	—	—	—	77,459	—	—	$3,075,122
1/24/2014(1)(3)(13)	Performance-based RSUs	—	—	—	—	3,132	3,132	—	—	—	$125,781
1/24/2014(1)(4)(13)	Performance-based RSUs	—	—	—	—	3,132	3,132	—	—	—	$125,781
1/24/2014(1)(5)(13)	Cash Accelerator	—	245,000	245,000	—	—	—	—	—	—	$—
8/15/2014(7)(13)	Performance-based RSUs	—	—	—	5,043	15,128	15,128	—	—	—	$654,437
8/15/2014(9)(13)	Restricted Stock Units	—	—	—	—	—	—	7,562	—	—	$327,132

(1)	“Threshold,” “Target,” and “Maximum” columns in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” and “Estimated Future Payouts Under Equity Incentive Plan Awards” columns for awards granted in January 2014 represent amounts payable under our 2014 annual target bonus program. Threshold achievement results in no bonus payout, while Target and Maximum achievement results in 100% bonus payout, with pro rata payouts for achievement between these Threshold and Target levels.
(2)	Grant Date Fair Value of Stock and Option Awards represents the grant date fair value of the applicable award at the target award level calculated in accordance with ASC 718. See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014 regarding assumptions underlying the valuation of equity awards.
(3)	These RSUs vest based on achievement of 2014 revenue targets with pro rata vesting between the threshold of $728 million (0% vesting) and the target of $779 million (100% vesting). The Compensation Committee certified on February 4, 2015 that 100% of these RSUs would vest on that date based on actual 2014 revenue for purposes of the bonus program of $783.3 million.
(4)	These RSUs vest based on achievement of 2014 non-GAAP operating income targets with pro rata vesting between the threshold of $98.0 million (0% vesting) and the target of $108.0 million (100% vesting). The Compensation Committee certified on February 4, 2015 that 100% of these RSUs would vest on that date based on actual 2014 non-GAAP operating income for purposes of the bonus program of $113.2 million. As described in more detail in the Compensation Discussion and Analysis, “non-GAAP operating income” is defined as operating income determined in accordance with GAAP, adjusted to remove the impact of certain expenses.
(5)	The cash accelerator is payable based on a weighting of 50% toward achievement of 2014 revenue targets with pro rata vesting between the threshold of $779 million (0% vesting) and the target of $833 million (100% vesting) and 50% toward achievement of 2014 non-GAAP operating income targets with pro rata vesting between the threshold of $108.0 million (0% vesting) and the target of $115.0 million (100% vesting). The Compensation Committee certified on February 4, 2015 that approximately 41% of the cash accelerator vested on that date based on actual 2014 revenue and non-GAAP operating income for purposes of the bonus program of $783.3 and $113.2 million, respectively. As noted above the accelerator bonus was paid in Company stock.
(6)	These RSUs will vest upon achievement of $800 million in revenue and $110 million in non-GAAP operating income during any four consecutive quarters between the third quarter of 2013 and the second quarter of 2015.
(7)	These RSUs will vest by one-third of the target number of RSUs subject to the award upon achievement of $880 million in revenue and $123 million in non-GAAP operating income during any four consecutive quarters between the first quarter of 2014 and the fourth quarter of 2015. An additional one-third of the target RSUs will vest upon achievement of $1.0 billion in revenue and $145 million in non-GAAP operating income during any four consecutive quarters between the first quarter of 2014 and the fourth quarter of 2016. An additional one-third of the target RSUs will vest upon achievement of $1.1 billion in revenue and $160 million in non-GAAP operating income during any four consecutive quarters between the first quarter of 2014 and the fourth quarter of 2017.
(8)	These RSUs will vest upon achievement of $1.0 billion in revenue and $2.50 of non-GAAP earnings per share during any four consecutive quarters between the third quarter of 2014 and the fourth quarter of 2016.
(9)	Each RSU award vests with respect to one-third of the units on the first, second, and third anniversaries of the date of grant.
(10)	These RSUs vest by one-third of the target number of RSUs subject to the award when the average closing stock price over a period of 90 consecutive trading days equals or exceeds $46.00, $53.00, and $60.00, respectively.

(11)	These RSUs will vest upon achievement of $1.0 billion in revenue and $2.50 of non-GAAP earnings per share during any four consecutive quarters between the first quarter of 2014 and the fourth quarter of 2016.
(12)	Each RSU award vests with respect to one-fourth of the units six (6) months after the date of grant, one-sixth of the units eighteen (18) months after the date of grant, one-sixth of the units on the second anniversary of the date of grant, one-sixth of the units on the third anniversary of the date of grant, and one-fourth of the units 42 months after the date of grant.
(13)	Mr. Reeder resigned as our Chief Financial Officer in December 2014 effective as of January 9, 2015. Accordingly, he was not eligible for vesting or payment under these awards, except to the extent vested prior to his resignation.

Description of Plan-Based Awards

Equity Incentive Plan Awards.    Each of the equity incentive awards reported in the above table was granted under, and is subject to, the terms of the Company’s 2009 Equity Incentive Award Plan (the “2009 Plan”). The 2009 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the 2009 Plan. Awards granted under the 2009 Plan are generally only transferable to a beneficiary of a named executive officer upon his death or, in certain cases, to family members for tax or estate planning purposes.

Under the terms of the 2009 Plan, if there is a change in control of the Company, each named executive officer’s outstanding awards granted under the plan will generally become fully vested and exercisable, in the case of options, unless the Compensation Committee provides for the substitution, assumption, exchange, or other continuation of the outstanding awards. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control or they will be cancelled in exchange for the right to receive a cash payment in connection with the change in control transaction.

In addition, each named executive officer may be entitled to accelerated vesting of his outstanding equity-based awards upon certain terminations of employment with the Company and/or a change in control of the Company. The terms of this accelerated vesting are described in the “Potential Payments upon Termination or Change in Control” section below.

Restricted Stock Units (RSUs).    Grants of time-based RSUs made in 2014 to the named executive officers are reported in the table above under the heading “All Other Stock Awards: Number of Shares of Stock or Units.” The vesting requirements applicable to each award granted to the named executive officers in 2014 are described in the footnotes to the table above and in the “Long-Term Equity Incentive Program” section of the Compensation Discussion and Analysis. RSUs are payable on vesting in an equal number of shares of the Company’s common stock. The named executive officers do not have the right to vote or dispose of the RSUs and do not have any dividend rights with respect to the RSUs.

Performance Awards under Bonus Program.    As described above, the named executive officers’ 2014 bonus opportunities were granted in the form of RSU awards, supplemented by a cash accelerator, under our annual bonus program. These awards were granted in January 2014 and are reported in the table above under the headings “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” and “Estimated Future Payouts Under Equity Incentive Plan Awards.” The material terms of these awards reported in the above table are described in the Compensation Discussion and Analysis section above under the heading “Short-Term Incentive Compensation.”

Other Performance Awards.    As described above, the named executive officers were granted performance awards in the form of RSU awards, which vest based on long-term revenue and non-GAAP operating income targets. These awards were granted in August 2014 and are reported in the table above under the heading “Estimated Future Payouts Under Equity Incentive Plan Awards.” The material terms of these awards reported in the above table are described in the Compensation Discussion and Analysis section above under the heading “Long-Term Equity Incentive Program.”

Outstanding Equity Awards at 2014 Fiscal Year-End

Certain information with respect to unexercised options and unvested stock awards granted to named executive officers as of December 31, 2014 is as follows:

			Option Awards					Stock Awards
Name (a)	Grant Date		Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Equity incentive plan awards: Number of securities underlying unexercised options (#) (d)	Option exercise price per share ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Guy Gecht	8/28/2009	(2)	—	—	3,885	$10.77	8/28/2016	—	—	—	—
	8/28/2009	(3)	32,138	—	—	$10.77	8/28/2016	—	—	—	—
	8/20/2010	(3)	130,000	—	—	$11.40	8/20/2017	—	—	—	—
	5/18/2012	(1)	—	—	—	—	—	21,750	$931,553	—	—
	8/15/2013	(4)	—	—	—	—	—	—	—	29,600	$1,267,768
	8/15/2013	(1)	—	—	—	—	—	29,600	$1,267,768	—	—
	1/24/2014	(5)	—	—	—	—	—	8,332	$356,860	—	—
	1/24/2014	(6)	—	—	—	—	—	8,332	$356,860	—	—
	5/15/2014	(7)	—	—	—	—	—	—	—	23,833	$1,020,767
	8/15/2014	(1)	—	—	—	—	—	34,036	$1,457,762	—	—
	8/15/2014	(8)	—	—	—	—	—	—	—	15,127	$647,889
	8/15/2014	(9)	—	—	—	—	—	—	—	22,691	$971,856
Marc Olin	5/18/2012	(1)	—	—	—	—	—	5,526	$236,679	—	—
	8/15/2013	(4)	—	—	—	—	—	—	—	5,250	$224,858
	8/15/2013	(1)	—	—	—	—	—	5,043	$215,992	—	—
	1/16/2014	(1)	—	—	—	—	—	7,745	$331,718	—	—
	1/16/2014	(9)	—	—	—	—	—	—	—	12,909	$552,892
	1/16/2014	(10)	—	—	—	—	—	—	—	2,582	$110,587
	1/24/2014	(5)	—	—	—	—	—	3,256	$139,454	—	—
	1/24/2014	(6)	—	—	—	—	—	3,390	$145,194	—	—
	5/15/2014	(7)	—	—	—	—	—	—	—	2,963	$126,905
	8/15/2014	(1)	—	—	—	—	—	5,823	$249,399	—	—
	8/15/2014	(8)	—	—	—	—	—	—	—	3,883	$166,309
David Reeder	1/16/2014	(11)	—	—	—	—	—	58,094	$2,488,166	—	—
	1/16/2014	(9)	—	—	—	—	—	—	—	25,819	$1,105,828
	1/16/2014	(10)	—	—	—	—	—	—	—	8,606	$368,595
	1/24/2014	(5)	—	—	—	—	—	3,132	$134,144	—	—
	1/24/2014	(6)	—	—	—	—	—	3,132	$134,144	—	—
	8/15/2014	(1)	—	—	—	—	—	7,562	$323,880	—	—
	8/15/2014	(8)	—	—	—	—	—	—	—	5,043	$215,992

(1)	One-third of the RSUs of each award vests on the first, second, and third anniversary of the date of grant.
(2)	This option award initially covered 19,425 shares. The option vests in five equal installments when the Company’s annual non-GAAP return on equity percentage exceeds non-GAAP return on equity for the year ended December 31, 2008 by 2, 4, 6, 8, and 10 percentage points, respectively. Non-GAAP return on equity is defined as non-GAAP net income divided by stockholders’ equity. Non-GAAP net income is defined as net income determined in accordance with GAAP, adjusted to remove the impact of certain expenses, and the tax effects of these adjustments. The threshold performance goal requiring that non-GAAP return on equity exceed non-GAAP return on equity for the year ended December 31, 2008 by two percentage points was achieved on December 31, 2011, and certified by the Compensation Committee on February 9, 2012, resulting in the vesting of 3,885 shares. These options were exercised on January 25, 2013. The number of securities underlying unexercised options shown in column (d) above is based on achieving the next performance level, which requires that non-GAAP return on equity exceed non-GAAP return on equity for the year ended December 31, 2008 by four percentage points.
(3)	Each option vests with respect to 25% of the shares subject thereto on the first anniversary of the date of grant and then at a rate of 2.5% of the total number of shares subject to the option per month over the next thirty months.

(4)	These RSUs will vest upon the achievement of $802 million in revenue and $106 million in non-GAAP operating income during any four consecutive quarters between the first quarter of 2013 and the second quarter of 2016. An additional number of RSUs equal to this number of RSUs will vest upon the achievement of $842 million in revenue and $113 million in non-GAAP operating income during any four consecutive quarters between the first quarter of 2013 and the second quarter of 2017.
(5)	These RSUs vest based on achievement of 2014 revenue targets with pro rata vesting between the threshold of $728 million (0% vesting) and the target of $779 million (100% vesting). The Compensation Committee certified on February 4, 2015 that 100% of these RSUs would vest on that date based on actual 2014 revenue for purposes of the bonus program of $783.3 million. Vesting of the RSUs was contingent upon the executive’s continued employment through the later of the date of the Compensation Committee’s determination or the first anniversary of the grant date.
(6)	These RSUs vest based on achievement of 2014 non-GAAP operating income targets with pro rata vesting between the threshold of $98.0 million (0% vesting) and the target of $108.0 million (100% vesting). The Compensation Committee certified on February 4, 2015 that 100% of these RSUs would vest on that date based on actual 2014 non-GAAP operating income for purposes of the bonus program of $113.2 million. As described in more detail in the Compensation Discussion and Analysis, “non-GAAP operating income” is defined as operating income determined in accordance with GAAP, adjusted to remove the impact of certain expenses. Vesting of the RSUs was contingent upon the executive’s continued employment through the later of the date of the Compensation Committee’s determination or the first anniversary of the grant date.
(7)	These RSUs will vest upon achievement of $800 million in revenue and $110 million in non-GAAP operating income during any four consecutive quarters between the third quarter of 2013 and the second quarter of 2015.
(8)	These RSUs will vest upon achievement of $880 million in revenue and $123 million in non-GAAP operating income during any four consecutive quarters between the first quarter of 2014 and the fourth quarter of 2015. An additional number of RSUs equal to this number of RSUs will vest upon achievement of $1.0 billion in revenue and $145 million in non-GAAP operating income during any four consecutive quarters between the first quarter of 2014 and the fourth quarter of 2016. An additional number of RSUs equal to this number of RSUs will vest upon achievement of $1.1 billion in revenue and $160 million in non-GAAP operating income during any four consecutive quarters between the first quarter of 2014 and the fourth quarter of 2017.
(9)	These RSUs will vest upon achievement of $1.0 billion in revenue and $2.50 of non-GAAP earnings per share during any four consecutive quarters between the third quarter of 2014 and the fourth quarter of 2016.
(10)	These RSUs will vest when the average closing stock price over a period of 90 consecutive trading days equals or exceeds $46.00. An additional number of RSUs equal to this number of RSUs will vest when the average closing stock price over a period of 90 consecutive trading days equals or exceeds $53.00. An additional number of RSUs equal to this number of RSUs will vest when the average closing stock price over a period of 90 consecutive trading days equals or exceeds $60.00.
(11)	Each RSU award vests with respect to one-fourth of the units six (6) months after the date of grant, one-sixth of the units eighteen (18) months after the date of grant, one-sixth of the units on the second anniversary of the date of grant, one-sixth of the units on the third anniversary of the date of grant, and one-fourth of the units 42 months after the date of grant.

Option Exercises and Stock Vested in 2014

Options exercised and restricted stock awards vested by the named executive officers during the year ended December 31, 2014 were as follows:

	Option Awards		Stock Awards
Name (a)	Number of shares acquired on exercise (#)(b)	Value realized on exercise ($)(c)(1)	Number of shares acquired on vesting (#)(d)	Value realized on vesting ($)(e)(2)
Guy Gecht	350,000	$9,534,000	166,984	$7,056,769
Marc Olin	—	—	34,224	1,443,186
David Reeder	—	—	19,365	863,292

(1)	The dollar amounts shown in Column (c) above for option awards are determined by multiplying (i) the number of shares to which the exercise of the option related by (ii) the difference between the per-share price of our common stock on the date of exercise and the exercise price of the options.
(2)	The dollar amounts shown in Column (e) for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share price of our common stock on the vesting date.

Pension Benefits

The Company does not provide pension benefits (other than under the Company’s 401(k) plan) to its employees.

Nonqualified Deferred Compensation

The Company does not provide any nonqualified deferred compensation plans to its employees.

Employment Agreements

The Company has entered into employment agreements with each of its named executive officers. As noted in the Compensation Discussion and Analysis above, Mr. Gecht entered into a new employment agreement with the Company in January 2014 to eliminate his right under his prior employment agreement to be reimbursed by the Company for any tax liability imposed under Section 409A of the U.S. Internal Revenue Code and to update his agreement to be on the same form as the Company’s other agreements with its executive officers. Mr. Gecht’s new agreement does not otherwise materially change the compensation, severance benefits or other terms of his employment with the Company and, consistent with his prior agreement, has a one-year term that automatically renews for additional one year periods unless terminated by either party upon sixty days written notice prior to the expiration of the agreement. The employment agreements with Messrs. Reeder and Olin were entered into in January 2014 and each agreement has a three-year initial term with automatic one-year renewal unless terminated by either party upon sixty days written notice prior to the expiration of the agreement. Each named executive officer’s employment with the Company is at-will and either party may terminate the employment relationship at any time for any reason with or without cause and with or without notice.

Each employment agreement provides, among other things, that:

•	the named executive officer shall be provided with a base salary and will be eligible for bonuses under the annual management bonus program as approved by the Compensation Committee;

•	the named executive officer is eligible to receive stock options and other equity awards based on the named executive officer’s performance;

•

in the event that the Company terminates the named executive officer’s employment without cause or the named executive officer voluntarily terminates his employment for good reason, the named executive officer is eligible for severance benefits consisting of salary continuation, a pro-rata bonus, employer subsidized health benefit continuation under COBRA, and outplacement services;

•

if the named executive officer becomes entitled to receive severance and except as otherwise provided in the award document, the vesting of the named executive officer’s outstanding and unvested stock options and other equity awards shall be either partially or fully accelerated, performance conditions waived, and the post-termination exercise period for stock options shall be extended;

•	the named executive officer is subject to a non-solicitation covenant during his employment and for one year following termination of employment.

For more information on the severance provisions of these employment agreements, please see the severance tables and related footnotes in the section below.

Potential Payments upon Termination or Change of Control

Potential payments that may be made to the Company’s named executive officers upon a termination of employment or a change of control, pursuant to their employment agreements or otherwise, are set forth below.

Quantitative severance benefits that would be provided to each of the Company’s named executive officers employed by the Company on December 31, 2014 are estimated below. These estimates of quantitative benefits assume that the termination of employment and/or change in control triggering payment of these benefits occurred on the last business day of 2014, with benefits being valued using the closing sales price of the Company’s common stock on such date ($42.83) and determined based on each executive’s employment agreement in effect on December 31, 2014. Receipt of these benefits is subject to the execution of a separation agreement and full release of all claims by the named executive officer. The executive’s actual benefits upon a termination or may be different from those described below if such event were to occur on any other date or at any other price, or if any assumption is not factually correct. As noted above, Mr. Reeder resigned from the Company in January 2015, and he was not entitled to any severance payments or benefits in connection with his resignation. As to Mr. Reeder, the amounts in the tables below are for informational purposes only and do not represent any severance payments made to Mr. Reeder.

The table below sets forth potential payments to the Company’s named executive officers upon termination without cause by the Company or upon termination for good reason by the named executive officer, in either case other than during the period of 24 months following a change of control as follows:

Name	Lump sum severance payment ($)(1)	Outplacement benefits ($)(2)	Continued health care coverage benefits ($)(3)	Value of accelerated vesting of stock options and restricted stock units ($)(4)	Total ($)
Guy Gecht	$2,218,977	$35,000	$34,236	$931,553	$3,219,766
David Reeder	718,437	35,000	22,122	—	775,559
Marc Olin	683,353	35,000	692	347,266	1,066,311

(1)	The amounts shown are the lump sum severance payment that consists of 24 months of base salary for Mr. Gecht and 12 months of base salary for Mr. Olin and Mr. Reeder, plus an amount equal to the value of the bonus (including, as applicable, the vesting of any equity awards and/or the payment of any cash bonus opportunity awarded under the bonus program) that the named executive officer would have earned in 2014 based upon the level of performance targets applicable to the bonus that were actually attained for 2014. If the named executive officer is terminated during the year by the Company without cause or by the executive for good reason, the bonus is prorated for the portion of the year that the named executive officer was with the Company.
(2)	Messrs. Gecht, Olin, and Reeder would each be entitled to outplacement services up to a maximum of $35,000.
(3)	Messrs. Gecht, Olin, and Reeder would each be entitled to premium reimbursement for health insurance coverage under COBRA for Mr. Gecht for up to 18 months and for Mr. Olin and Mr. Reeder for up to 12 months.
(4)	Other than RSU awards related to the 2014 executive bonus program, which would be treated as described above in Note 1, Messrs. Gecht and Olin would be entitled to accelerated vesting of options and RSUs with respect to that number of shares that would otherwise have vested during the six month period following the termination date. For time-based options and RSUs that vest on an annual basis, credit is given as if the vesting accrued monthly. Awards that are subject to performance requirements may vest to the extent the performance conditions are met within a specified period after the termination. The value of the accelerated options and RSUs is calculated based on the Company’s closing stock price at December 31, 2014 of $42.83 per share, less the exercise price with respect to accelerated options. The number of stock options and RSUs subject to acceleration for each named executive officer if a termination by the Company without cause or by the named executive officer for good reason had occurred on December 31, 2014, were as follows:

Name	Stock Options (#)	Restricted Stock Units (#)
Guy Gecht	—	21,750
David Reeder	—	—
Marc Olin	—	8,108

The table below sets forth potential payments to the Company’s named executive officers upon termination without cause by the Company or upon termination for good reason by the named executive officers, in either case within 24 months following a change of control, as follows:

Name	Lump sum severance payment ($)(1)	Outplacement benefits ($)(2)	Continued health care coverage benefits ($)(3)	Value of accelerated vesting of stock options and restricted stock units ($)(4)	Total ($)
Guy Gecht	$3,223,863	$35,000	$34,236	$10,627,165	$13,920,264
David Reeder	893,437	35,000	33,182	5,671,634	6,633,254
Marc Olin	992,847	35,000	1,038	2,993,903	4,022,788

(1)	The amounts shown are the lump sum severance payment that consists of 36 months of base salary for Mr. Gecht and 18 months of base salary for Mr. Olin and Mr. Reeder, plus an amount equal to the value of the bonus (including, as applicable, the vesting of any equity awards and/or the payment of any cash bonus opportunity awarded under the bonus program) that the named executive officer would have earned in 2014 assuming that 100% of any performance targets applicable to the bonus were attained.
(2)	Messrs. Gecht, Olin, and Reeder would each be entitled to outplacement services up to a maximum of $35,000.
(3)	Messrs. Gecht, Olin, and Reeder would each be entitled to premium reimbursement for health insurance coverage under COBRA for up to 18 months.
(4)	Messrs. Gecht and Olin would be entitled to accelerated vesting on 100% of all unvested options and RSUs as of their termination date without giving consideration to performance conditions, if any. The value of the accelerated options and RSUs is calculated based on the Company’s closing stock price at December 31, 2014 of $42.83 per share, less the exercise price with respect to accelerated options. The number of stock options and RSUs subject to acceleration for each named executive officer if a termination by the Company without cause or by the executive for good reason had occurred on December 31, 2014 (assuming such termination was within 24 months after a change of control) are as follows:

Name	Stock Options (#)	Restricted Stock Units (#)
Guy Gecht	15,540	253,136
David Reeder	—	138,686
Marc Olin	—	76,548

Compensation Risk Assessment

The Company does not believe that its compensation programs encourage unnecessary risk-taking that could have a material adverse effect on the Company as a whole. In 2014, the Compensation Committee, with the assistance of Mercer, reviewed the elements of (i) the Company’s compensation programs and practices for all employees and (ii) of executive compensation for fiscal year 2014 to determine whether any portion of the program encouraged excessive risk taking. Following that review, the Compensation Committee does not believe that the Company’s compensation programs and practices applicable to employees create risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee also believes that the mix and design of the elements of our executive compensation program do not encourage management to take excessive risks, based on the following factors:

•	Compensation is allocated among base salaries and short and long-term compensation. Base salaries are fixed to provide executives with a stable cash income, which allows them to focus on the

Company’s issues and objectives as a whole. Short- and long-term compensation are designed to both reward the named executive officers for the Company’s overall performance and align interests with those of our stockholders;

•

Our annual bonus program is intended to balance risk and encourage our named executive officers to focus on specific short-term goals important to our success. While our annual bonus program is based on achievement of annual goals, and annual goals could encourage the taking of short-term risks at the expense of long-term results, our named executive officers’ annual bonus awards are determined based on a combination of objective corporate performance criteria as described above. In addition, threshold and target levels of performance, payouts at multiple levels of performance, and evaluation of performance based on objective measures are intended to assist in mitigating excessive risk taking. Finally, the awards payable under our annual bonus program are subject to a maximum number of shares with respect to the RSU portion of the award and a maximum cash payout with respect to the cash portion of the award, which limit the overall payout potential;

•

Awards to our named executive officers under our annual bonus program for fiscal year 2014 for their on-target bonus amounts were made in the form of performance-based RSU awards that help further align named executive officers’ interests with those of our stockholders because the ultimate value of the awards is tied to the Company’s stock price. The performance measures used to determine the payment of awards to our named executive officers are Company-wide measures only, as opposed to measures linked to the performance of a particular business segment. Applying Company-wide performance measures is designed to encourage our named executive officers to make decisions that are in the best long-term interests of the Company and our stockholders;

•

Awards to our named executive officers under our long-term equity incentive program in 2014 consisted of approximately 67% performance-based RSUs and approximately 33% time-based RSUs. The value of RSUs is tied directly to our stock price to help further align our executives’ interests with those of our stockholders. As with the performance-based RSUs granted under our annual bonus program, the performance awards granted under our long-term equity program vest based on the achievement of Company-wide performance measures in addition to continued employment requirements and are intended to both provide a retention incentive and enhance executives’ focus on specific financial goals considered important to the Company’s long-term growth. Because these time-based and performance-based awards will generally remain outstanding for a period of years, they help ensure that executives always have significant value tied to delivering long-term stockholder value; and

•	As of April 6, 2015, Mr. Gecht owns approximately 1.1% of the Company’s outstanding common stock, which significantly aligns his interests with the stockholders’ interests.

AUDIT COMMITTEE REPORT

As more fully described in its Charter, the Audit Committee oversees the accounting and financial reporting processes of the Company, the audits of the financial statements of the Company and assists the Board of Directors in oversight and monitoring of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, and the Company’s systems of internal controls.

In the performance of its oversight function, the Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2014, included in the Company’s Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed these audited financial statements and overall financial reporting process, including the Company’s system of internal controls, with management of the Company.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), the matters required to be discussed by statement on Auditing Standards No.16, Communications With Audit Committees, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte the independence of Deloitte from the Company.

Based on the review and discussions referred to above in this Report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

AUDIT COMMITTEE

Eric Brown

Richard A. Kashnow

Thomas Georgens

NO INCORPORATION BY REFERENCE

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that the Company is referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors

/s/ ALEX GRAB
Alex Grab
Secretary

Dated: April 10, 2015

SAMPLE PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ELECTRONICS FOR IMAGING, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 13, 2015

The undersigned stockholder of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 10, 2015, and hereby appoints Guy Gecht and Alex Grab, or either of them, his, her or its proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the proxies, to represent the undersigned at the 2015 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on May 13, 2015 at 8:00 a.m., Pacific Time, at the Company’s corporate headquarters, 6750 Dumbarton Circle, Fremont, California 94555, and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this Proxy. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

ELECTRONICS FOR IMAGING, INC.

May 13, 2015

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 13, 2015: The Company’s Proxy Statement dated April 10, 2015 and Annual Report for the fiscal year ended December 31, 2014 are available electronically at [http://ir.efi.com/proxy.cfm.]

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

                     Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends that you vote FOR each nominee for director in the following proposal:

1. Election of Directors.

NOMINEES:
o Eric Brown
☐ FOR ALL NOMINEES	o Gill Cogan
o Guy Gecht
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	o Thomas Georgens
o Richard A. Kashnow
o Dan Maydan
☐ FOR ALL EXCEPT
(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

The Board of Directors recommends that you vote FOR the following proposals:

2. To approve a non-binding advisory proposal on executive compensation.

☐	FOR

☐	AGAINST

☐	ABSTAIN

3.

  To ratify the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

☐	FOR

☐	AGAINST

☐	ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other matter or matters that may properly come before the meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” ELECTION OF ALL THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.